Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
AMB PROPERTY CORPORATION
AMB PROPERTY, L.P.
PROLOGIS
UPPER PUMPKIN LLC
NEW PUMPKIN INC.
and
PUMPKIN LLC
Dated as of January 30, 2011

-i-

-ii-

INDEX OF DEFINED TERMS

Acquisition Agreement	51
Acquisition Proposal	51
Acquisitions	39
Agreement	1
AMB	1
AMB Base Amount	70
AMB Benefit Plans	19
AMB Charter Amendments	4
AMB Common Stock	6
AMB D&O Insurance	61
AMB Employees	20
AMB Foreign Plan	19
AMB II Partnership Agreement	75
AMB II Partnership Unit	75
AMB Intellectual Property	23
AMB LP	1
AMB Material Adverse Effect	75
AMB Material Contracts	18
AMB Maximum Premium	61
AMB New Preferred Stock	7
AMB Partnership Agreement	76
AMB Partnership Unit	76
AMB Preferred Stock	12
AMB Properties	21
AMB Property	21
AMB Property II	76
AMB Required Vote	21
AMB SEC Documents	14
AMB Series Q Preferred Stock	6
AMB Series R Preferred Stock	6
AMB Series S Preferred Stock	7
AMB Stock Plans	12
AMB Stockholders Meeting	48
AMB Tax Protection Agreement	17
Articles of Merger	3
Articles of ProLogis Merger	2
Articles of Topco Merger	3
Benefit Plans	76
Blue Sky Laws	14
Business Day	76
CERCLA	77
Certificate of ProLogis Merger	2
certificates	8
Change in AMB Recommendation	52
Change in ProLogis Recommendation	52

-iii-

Closing	4
Closing Date	4
Code	2
Confidentiality Agreement	49
Contract	76
Contribution	3
Controlled Group Liability	76
DLLCA	2
Environmental Laws	76
EPCRA	77
ERISA	77
ESPP Participants	57
ESPP Suspension Date	57
Exchange Act	14
Exchange Agent	7
Exchange Fund	8
Exchange Ratio	6
Expenses	77
Form S-4	47
GAAP	77
Governmental Entity	14
Hazardous Materials	77
HMTA	77
Indemnified Liabilities	61
Indemnified Parties	61
IRS	77
Issuance	3
Joint Proxy Statement/Prospectus	47
Law	78
Lien	78
Maryland REIT Law	2
Mergers	3
MGCL	3
New Plans	58
New Pumpkin	1
New Pumpkin Common Stock	5
New Pumpkin Preferred Stock	6
New Pumpkin Series C Preferred Stock	5
New Pumpkin Series F Preferred Stock	5
New Pumpkin Series G Preferred Stock	5
Notice of Recommendation Change	53
Permits	23
Person	78
ProLogis	1
ProLogis Base Amount	71
ProLogis Benefit Plans	32

-iv-

ProLogis Board Approval	34
ProLogis Certificates	7
ProLogis Common Share	5
ProLogis D&O Insurance	61
ProLogis DEU	56
ProLogis Effective Time	3
ProLogis Employees	33
ProLogis ESPP	57
ProLogis Foreign Plan	32
ProLogis Intellectual Property	37
ProLogis Material Adverse Effect	78
ProLogis Material Contracts	31
ProLogis Maximum Premium	61
ProLogis Merger	2
ProLogis Partnership Unit	79
ProLogis Partnerships	79
ProLogis Performance Shares	56
ProLogis Preferred Shares	25
ProLogis Properties	35
ProLogis Property	35
ProLogis Required Vote	35
ProLogis RSU	55
ProLogis SEC Documents	27
ProLogis Series C Preferred Shares	25
ProLogis Series F Preferred Shares	25
ProLogis Series G Preferred Shares	25
ProLogis Share Option	55
ProLogis Share Plans	25
ProLogis Shareholders Meeting	48
ProLogis Tax Protection Agreement	31
ProLogis Termination Fee	70
Pumpkin LLC	1
Qualifying Income	70
RCRA	77
Refinancing Debt	79
REIT	79
REIT Dividend	63
REIT Requirements	70
Relevant Partnership	80
Relevant Partnership Units	80
Representatives	79
Sarbanes-Oxley Act	14
SDAT	2
SEC	79
Securities Act	13
Significant Subsidiary	79

-v-

Subsidiary	79
Superior Proposal	54
Surviving Corporation	3
Surviving Corporation Employees	58
Tax	79
Tax Guidance	70
Tax Protection Agreement	80
Tax Return	80
Taxes	79
to AMB’s knowledge	80
to ProLogis’s knowledge	80
to the knowledge of AMB	80
to the knowledge of ProLogis	80
Topco Effective Time	3
Topco Merger	3
TSCA	77
Upper Pumpkin	1
Violation	13
Voting Debt	12

-vi-

AGREEMENT AND PLAN OF MERGER
               This AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2011 (this “Agreement”), is by and among AMB PROPERTY CORPORATION, a Maryland corporation (“AMB”), AMB PROPERTY, L.P., a Delaware limited partnership (“AMB LP”), PROLOGIS, a Maryland real estate investment trust (“ProLogis”), NEW PUMPKIN INC., a Maryland corporation and a wholly owned subsidiary of ProLogis (“New Pumpkin”), UPPER PUMPKIN LLC, a Delaware limited liability company and a wholly owned subsidiary of New Pumpkin (“Upper Pumpkin”), and PUMPKIN LLC, a Delaware limited liability company and a wholly owned subsidiary of Upper Pumpkin (“Pumpkin LLC”).
               WHEREAS, it is proposed that: (a) at the ProLogis Effective Time, ProLogis and Pumpkin LLC shall merge pursuant to the ProLogis Merger, in which (i) each outstanding ProLogis Common Share shall be converted into one share of New Pumpkin Common Stock and (ii) pursuant to a share exchange effected by the ProLogis Merger, each outstanding ProLogis Series C Preferred Share, ProLogis Series F Preferred Share and ProLogis Series G Preferred Share shall be exchanged for one share of New Pumpkin Series C Preferred Stock, New Pumpkin Series F Preferred Stock and New Pumpkin Series G Preferred Stock, respectively; and (b) effective on the Business Day immediately after the date of the ProLogis Effective Time, ProLogis, as a domestic eligible entity with a single owner, shall make a “check-the-box” election pursuant to Treasury Regulation Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;
               WHEREAS, it is further proposed that: (a) at the Topco Effective Time, New Pumpkin and AMB shall merge pursuant to the Topco Merger, in which (i) each outstanding share of New Pumpkin Common Stock shall be converted into the right to receive 0.4464 of a newly issued share of AMB Common Stock and (ii) each outstanding share of New Pumpkin Series C Preferred Stock, New Pumpkin Series F Preferred Stock and New Pumpkin Series G Preferred Stock shall be converted into one share of AMB Series Q Preferred Stock, AMB Series R Preferred Stock and AMB Series S Preferred Stock, respectively; and (b) immediately after the Topco Merger, all of the outstanding equity interest in Upper Pumpkin shall be contributed to AMB LP in exchange for equity interests in AMB LP pursuant to the Contribution and Issuance, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;
               WHEREAS, each of the Board of Directors of AMB and the Board of Trustees of ProLogis has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including (in the case of ProLogis) the ProLogis Merger and (in the case of AMB and ProLogis) the Topco Merger, to be advisable and in the best interests of AMB and ProLogis, respectively, and the stockholders of AMB and the shareholders of ProLogis, respectively, on the terms and subject to the conditions set forth in this Agreement;
               WHEREAS, AMB, in its capacity as the general partner of AMB LP, has taken all actions required for the execution of this Agreement by AMB LP and to approve the consummation by AMB LP of the transactions contemplated hereby, including the Issuance;

               WHEREAS, each of the Board of Directors of New Pumpkin, the sole member of Upper Pumpkin and the sole member of Pumpkin LLC has taken all actions required for the execution of this Agreement by New Pumpkin, Upper Pumpkin and Pumpkin LLC, respectively, and to approve the consummation by New Pumpkin, Upper Pumpkin and Pumpkin LLC, respectively, of the transactions contemplated hereby, including the ProLogis Merger, the Topco Merger and the Contribution, as applicable;
               WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and
               WHEREAS, for federal income tax purposes, it is intended that each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a separate “plan of reorganization” for each Merger for purposes of Sections 354 and 361 of the Code.
               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE MERGERS
          1.1.     The Mergers.
                    (a)      The ProLogis Merger.  (i) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”), and the Delaware Limited Liability Company Act (the “DLLCA”), at the ProLogis Effective Time, Pumpkin LLC shall be merged with and into ProLogis (the “ProLogis Merger”). As a result of the ProLogis Merger, the separate existence of Pumpkin LLC shall cease, and ProLogis shall continue as the surviving entity of the ProLogis Merger as a direct wholly owned Subsidiary of Upper Pumpkin and as an indirect wholly owned Subsidiary of New Pumpkin. The ProLogis Merger will have the effects set forth in the Maryland REIT Law and the DLLCA.
               (ii)     The parties shall cause the ProLogis Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the ProLogis Merger (the “Articles of ProLogis Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the Maryland REIT Law, and (B) a certificate of merger for the ProLogis Merger (the “Certificate of ProLogis Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA. The ProLogis Merger shall become effective following the close of business on the Closing Date, with such date and time specified in the Articles of ProLogis Merger, or on such other date and time as shall be agreed to by AMB and ProLogis and specified in the Articles of ProLogis Merger (such other date and time not to exceed 30 days after the Articles of ProLogis Merger are accepted for record by the SDAT) and the Certificate of ProLogis Merger (the date and time the ProLogis Merger becomes effective being the “ProLogis Effective Time”).
               (iii)      ProLogis shall elect to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3. Such election shall be effective on the Business Day immediately after the date of the ProLogis Effective Time.
                    (b)      The Topco Merger.   (i) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Topco Effective Time, New Pumpkin shall be merged with and into AMB (the “Topco Merger” and, together with the ProLogis Merger, the “Mergers”). As a result of the Topco Merger, the separate existence of New Pumpkin shall cease, and AMB shall continue as the surviving corporation of the Topco Merger (the “Surviving Corporation”) with its corporate name changed to “ProLogis Inc.” The Topco Merger will have the effects set forth in the MGCL.
               (ii)      The parties shall cause the Topco Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Topco Merger (the “Articles of Topco Merger” and, together with the Articles of ProLogis Merger and the Certificate of ProLogis Merger, the “Articles of Merger”) with the SDAT, in such form as required by, and executed in accordance with the relevant provisions of, the MGCL. The Topco Merger shall become effective before the open of business on the first Business Day following the date of the ProLogis Effective Time, with such date and time specified in the Articles of Topco Merger, or on such other date and time as shall be agreed to by AMB and ProLogis and specified in the Articles of Topco Merger (such other date and time not to exceed 30 days after the Articles of Topco Merger are accepted for record by the SDAT) (the date and time the Topco Merger becomes effective being the “Topco Effective Time”).
                    (c)      Contribution and Issuance.   (i) Immediately after the Topco Effective Time, the Surviving Corporation shall contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP (the “Contribution”) in exchange for the issuance by AMB LP of (A) a number of newly issued AMB Partnership Units equal to the aggregate number of shares of AMB Common Stock issued in the Topco Merger and (B) a number of newly issued preferred units of AMB LP equal to the aggregate number of, and with substantially identical rights and preferences as, shares of AMB New Preferred Stock newly issued pursuant to Section 2.1(b)(i) ((A) and (B) together, the “Issuance”). As a result of the Contribution, Upper Pumpkin shall become a wholly owned subsidiary of AMB LP. Following the Contribution, AMB LP shall change its name to “ProLogis, L.P.”
               (ii)      The parties shall cause the Contribution and the Issuance to be consummated on the Closing Date immediately after the Topco Effective Time by executing an assignment and assumption agreement or other instrument of transfer or conveyance

(in each case, in form and substance reasonably acceptable to the parties hereto) to sell, transfer and convey to AMB LP all of the outstanding equity interests in Upper Pumpkin and by issuing to the Surviving Corporation evidence of ownership of the AMB Partnership Units and preferred units of AMB LP issued in the Issuance.
               1.2.      Closing.   The closing of the Mergers, the Contribution and the Issuance (the “Closing”) will take place on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions as of the Closing), unless another date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another place is agreed to in writing by the parties hereto.
               1.3.      Charter and Bylaws.   (a) The charter of AMB as in effect immediately prior to the Topco Effective Time shall be the charter of the Surviving Corporation, except that the name of Surviving Corporation shall be “ProLogis Inc.” and except for such amendments to the charter of AMB that are approved by the AMB stockholders pursuant to Section 1.3(b). The Bylaws of the Surviving Corporation shall be in the form set forth on Exhibit A. The Declaration of Trust of ProLogis as in effect immediately prior to the ProLogis Effective Time shall be the Declaration of Trust of the surviving entity of the ProLogis Merger. The Bylaws of ProLogis as in effect immediately prior to the ProLogis Effective Time shall be the Bylaws of the surviving entity of the ProLogis Merger.
                    (b)      Unless AMB and ProLogis otherwise agree, AMB shall use reasonable best efforts to submit to the vote of its stockholders an amendment to the charter of AMB so that, following such amendment, (i) the board of directors of AMB, with the approval of a majority of the entire board and without action by the AMB stockholders, may amend the charter of AMB to increase or decrease the aggregate number of shares of stock of AMB or the number of shares of stock of any class or series that AMB has authority to issue; (ii) the charter of AMB may be amended by the affirmative vote of the holders of at least a majority of the shares of AMB Common Stock then outstanding and entitled to vote thereon; and (iii) if any AMB stockholder approval is required for any action, such action shall be effective and valid if declared advisable by the board of directors of AMB and taken or approved by a vote of a majority of the shares of AMB Common Stock then outstanding and entitled to vote thereon (the amendments set forth in clauses (i), (ii) and (iii), the “AMB Charter Amendments”). The parties agree that the approval of, and implementation of, any or all of the AMB Charter Amendments shall not be a condition to the parties’ obligation to effect the Mergers or the other transactions contemplated by this Agreement.
               1.4.      Tax Consequences.   It is intended that each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a separate “plan of reorganization” for each Merger for purposes of Sections 354 and 361 of the Code.

ARTICLE II
EFFECT OF THE MERGERS ON THE SHARES OF BENEFICIAL INTEREST OR CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
               2.1.      Effect on Membership Interests, Shares of Beneficial Interest or Capital Stock.
                    (a)      Membership Interests of Pumpkin LLC and ProLogis Shares of Beneficial Interest and New Pumpkin Capital Stock.   As of the ProLogis Effective Time, by virtue of the ProLogis Merger and without any action on the part of the holder of any shares of beneficial interest of ProLogis, shares of capital stock of New Pumpkin or any membership interests in Pumpkin LLC, the following shall occur:
               (i)      Membership Interests of Pumpkin LLC.   Each membership interest of Pumpkin LLC issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically converted into and become one fully paid and nonassessable common share of beneficial interest, par value $0.01 per share, of the surviving entity of the ProLogis Merger, and such share of beneficial interest of the surviving entity shall be owned by Upper Pumpkin.
               (ii)      Conversion of ProLogis Common Shares of Beneficial Interest.   Each common share of beneficial interest, par value $0.01 per share, of ProLogis (“ProLogis Common Share”) issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically converted into one newly issued share of common stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Common Stock”). As a result of the ProLogis Merger, all ProLogis Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing ProLogis Common Shares shall thereafter represent the shares of New Pumpkin Common Stock into which such ProLogis Common Shares were converted (and, following the Topco Effective Time, shares of AMB Common Stock into which such shares of New Pumpkin Common Stock have been converted pursuant to Section 2.1(b)).
               (iii)      Exchange of ProLogis Preferred Shares of Beneficial Interest.   Pursuant to a share exchange effected by the ProLogis Merger, (A) each ProLogis Series C Preferred Share issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically exchanged for one newly issued share of Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Series C Preferred Stock”), (B) each ProLogis Series F Preferred Share issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically exchanged for one newly issued share of Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Series F Preferred Stock”) and (C) each ProLogis Series G Preferred Share issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically exchanged for one newly issued share of Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Series G Preferred Stock” and, together with the New Pumpkin Series C Preferred Stock and the New Pumpkin Series F Preferred Stock, the

“New Pumpkin Preferred Stock”). As a result of such share exchange, all ProLogis Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing ProLogis Preferred Shares shall thereafter represent the shares of New Pumpkin Preferred Stock for which such ProLogis Preferred Shares were exchanged (and, following the Topco Effective Time, shares of AMB Preferred Stock into which such shares of New Pumpkin Preferred Stock have been converted pursuant to Section 2.1(b)).
               (iv)      Conversion of Rights to Redeem or Exchange ProLogis Partnership Units and Rights to Convert Convertible Debt.   Each right of a limited partner in a ProLogis Partnership to redeem or exchange its ProLogis Partnership Units for ProLogis Common Shares (or cash equivalents thereof) pursuant to the partnership agreement of the applicable ProLogis Partnership outstanding immediately prior to the ProLogis Effective Time shall be automatically converted into the right to redeem or exchange such ProLogis Partnership Units for a number of shares of New Pumpkin Common Stock (or cash equivalents thereof) equal to the number of ProLogis Common Shares that such limited partner would have received if the redemption or exchange occurred immediately prior to the ProLogis Effective Time, as such number of shares may be adjusted and on the terms pursuant to the agreements governing such ProLogis Partnership Units. Each right of a holder of ProLogis’s convertible debt to convert such convertible debt into ProLogis Common Shares outstanding immediately prior to the ProLogis Effective Time shall be converted into the right to convert such convertible debt into a number of shares of New Pumpkin Common Stock equal to the number of ProLogis Common Shares that such holder would have received if the conversion occurred immediately prior to the ProLogis Effective Time (as such number of shares may be adjusted and on the terms pursuant to the agreements governing such convertible debt), pursuant to the adoption of a supplemental indenture as contemplated pursuant to Section 5.14.
                    (b)      New Pumpkin Capital Stock.   As of the Topco Effective Time, by virtue of the Topco Merger and without any action on the part of any holder of any shares of capital stock of New Pumpkin or AMB, the following shall occur:
               (i)      Conversion of New Pumpkin Common Stock and New Pumpkin Preferred Stock.   Subject to Section 2.2(e), (A) each share of New Pumpkin Common Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive 0.4464 (the “Exchange Ratio”) of a newly issued share of common stock, par value $0.01 per share, of AMB (“AMB Common Stock”), (B) each share of New Pumpkin Series C Preferred Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive one newly issued share of Series Q Cumulative Redeemable Preferred Stock, par value $0.01 per share, of AMB (“AMB Series Q Preferred Stock”), (C) each share of New Pumpkin Series F Preferred Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive one newly issued share of Series R Cumulative Redeemable Preferred Stock, par value $0.01 per share, of AMB (“AMB Series R Preferred Stock”), and (D) each share of New Pumpkin Series G Preferred Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive one newly issued share of

Series S Cumulative Redeemable Preferred Stock, par value $0.01 per share, of AMB (“AMB Series S Preferred Stock” and, together with the AMB Series Q Preferred Stock and the AMB Series R Preferred Stock, the “AMB New Preferred Stock”). As a result of the Topco Merger, all shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each ProLogis Certificate shall thereafter represent the right to receive the shares of AMB Common Stock and AMB New Preferred Stock, as applicable, into which such shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock were converted. ProLogis Certificates shall be exchanged for certificates representing whole shares of AMB Common Stock and shares of AMB New Preferred Stock, as applicable, issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.
               (ii)      Conversion of Rights to Redeem or Exchange New Pumpkin Partnership Units and Rights to Convert Convertible Debt.   Each right of a limited partner in a ProLogis Partnership to redeem or exchange its ProLogis Partnership Units for shares of New Pumpkin Common Stock (or cash equivalents thereof) pursuant to Section 2.1(a)(iv) shall be automatically converted into the right to redeem or exchange such ProLogis Partnership Units for that number of shares of AMB Common Stock (or cash equivalents thereof) equal to the product of the number of shares of New Pumpkin Common Stock that such limited partner would have received if the redemption or exchange occurred immediately prior to the Topco Effective Time multiplied by the Exchange Ratio, as such number of shares may be adjusted and on the terms pursuant to the agreements governing such ProLogis Partnership Units. Each right of a holder of ProLogis’s convertible debt to convert such convertible debt into shares of New Pumpkin Common Stock pursuant to Section 2.1(a)(iv) shall be converted into the right to convert such convertible debt into that number of shares of AMB Common Stock equal to the product of the number of shares of New Pumpkin Common Stock that such holder would have received if the conversion occurred immediately prior to the Topco Effective Time multiplied by the Exchange Ratio (as such number of shares may be adjusted and on the terms pursuant to the agreements governing such convertible debt), pursuant to the adoption of a supplemental indenture as contemplated pursuant to Section 5.14.
                    (c)      AMB Capital Stock.   Each share of AMB Common Stock and AMB Preferred Stock shall remain outstanding following the Topco Effective Time as shares of the Surviving Corporation.
               2.2.      Exchange of Certificates.
                    (a)      Exchange Agent.   As of the Topco Effective Time, AMB shall deposit, or shall cause to be deposited, with a bank or trust company designated by AMB and reasonably acceptable to ProLogis (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Topco Effective Time represented shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock (including certificates formerly evidencing ProLogis Common Shares and ProLogis Preferred Shares as of immediately prior to the ProLogis Effective Time, and collectively, the “ProLogis Certificates”), for exchange in accordance with this Article II, certificates or, at AMB’s option, evidence of shares in book-entry form (collectively “certificates”) representing the shares of AMB Common Stock and AMB New Preferred Stock issuable pursuant to Section 2.1 in exchange for such shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock. Such certificates for shares of AMB Common Stock and AMB New Preferred Stock so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”
                    (b)      Exchange Procedures.   As soon as reasonably practicable after the Topco Effective Time, the Exchange Agent shall mail to each holder of record of shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock immediately prior to the Topco Effective Time whose shares were converted into the right to receive shares of AMB Common Stock and AMB New Preferred Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ProLogis Certificates shall pass, only upon delivery of the ProLogis Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as AMB and ProLogis may reasonably specify) and (ii) instructions for use in effecting the surrender of the ProLogis Certificates in exchange for certificates representing shares of AMB Common Stock and AMB New Preferred Stock. Upon surrender of a ProLogis Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such ProLogis Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of AMB Common Stock and AMB New Preferred Stock which such holder has the right to receive in respect of the ProLogis Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock then held by such holder), and the ProLogis Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ProLogis Common Shares or ProLogis Preferred Shares which is not registered in the transfer records of ProLogis or a transfer of ownership of New Pumpkin Common Stock or New Pumpkin Preferred Stock which is not registered in the transfer records of New Pumpkin, a certificate representing the proper number of shares of AMB Common Stock and AMB New Preferred Stock, as applicable, may be issued to a transferee if the ProLogis Certificate representing the applicable New Pumpkin Common Stock or New Pumpkin Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each ProLogis Certificate shall be deemed at any time after the Topco Effective Time to represent only the right to receive AMB Common Stock or AMB New Preferred Stock into which the shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock represented by such ProLogis Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of AMB Common Stock as provided in this Section 2.2.
                    (c)      Distributions with Respect to Unexchanged Shares.   No dividends or other distributions declared or made with respect to AMB Common Stock or AMB New Preferred Stock with a record date after the Topco Effective Time shall be paid to the holder of any unsurrendered ProLogis Certificate with respect to the shares of AMB Common Stock or AMB New Preferred Stock, as the case may be, represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such ProLogis Certificate shall surrender such ProLogis Certificate. Subject to the effect of applicable Laws, following the surrender of any such ProLogis Certificate, there shall be paid to the holder of the certificates representing whole shares of AMB Common Stock or AMB New Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of AMB Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Topco Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of AMB Common Stock or AMB New Preferred Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Topco Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AMB Common Stock or AMB New Preferred Stock, as the case may be.
                    (d)      No Further Ownership Rights.   All shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock issued upon conversion of ProLogis Common Shares and ProLogis Preferred Shares in accordance with the terms hereof, and all shares of AMB Common Stock and AMB New Preferred Stock issued upon conversion of shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such ProLogis Common Shares and ProLogis Preferred Shares and such shares of New Pumpkin Common Stock and New Pumpkin Preferred Shares, respectively; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the ProLogis Effective Time which may have been declared or made by ProLogis or New Pumpkin on such ProLogis Common Shares or ProLogis Preferred Shares or shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock in accordance with the terms of this Agreement on or prior to the ProLogis Effective Time and which remain unpaid at the ProLogis Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the ProLogis Common Shares and ProLogis Preferred Shares which were outstanding immediately prior to the ProLogis Effective Time or of the shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock which were outstanding immediately prior to the Topco Effective Time. If, after the Topco Effective Time, ProLogis Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
                    (e)      No Fractional Shares.   No certificates or scrip representing fractional shares of AMB Common Stock shall be issued upon the surrender for exchange of ProLogis Certificates representing New Pumpkin Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable ProLogis Certificates, AMB shall pay each holder of New Pumpkin Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of New Pumpkin Common Stock held at the Topco Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of AMB Common Stock on the last trading day immediately preceding the Topco Effective Time.

                    (f)      Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the stockholders of New Pumpkin for nine months after the Topco Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of New Pumpkin who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for AMB Common Stock or AMB New Preferred Stock and any cash in lieu of fractional shares of AMB Common Stock.
                    (g)      No Liability.   None of AMB, ProLogis, New Pumpkin or the Surviving Corporation shall be liable to any holder of shares of ProLogis Common Shares, ProLogis Preferred Shares, New Pumpkin Common Stock or New Pumpkin Preferred Stock for shares of AMB Common Stock or AMB New Preferred Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
                    (h)      Withholding.   AMB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by AMB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock in respect of which such deduction and withholding was made by AMB.
               2.3.      Structure.   Each party hereto shall cooperate with and agree to any reasonable changes requested by the other parties regarding the structure of the transactions contemplated herein (including with respect to the restructuring transactions set forth in Section 2.3 of the ProLogis Disclosure Letter), which cooperation shall include entering into appropriate amendments to this Agreement; provided that any such changes do not have an adverse effect on either the holders of the AMB Common Stock, AMB Preferred Stock, ProLogis Common Shares or ProLogis Preferred Shares, or on the Surviving Corporation being structured as an UPREIT, including any adverse effect on the expected time by which the Mergers shall be consummated.
               2.4.      Further Assurances.   If at any time following the Topco Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any party hereto, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such party and otherwise to carry out the purposes of this Agreement.

               2.5.      Adjustments to Prevent Dilution.   If, at any time during the period between the date of this Agreement and the Topco Effective Time, there is a change in the number of issued and outstanding ProLogis Common Shares, shares of New Pumpkin Common Stock or shares of AMB Common Stock, or securities convertible or exchangeable into ProLogis Common Shares or shares of New Pumpkin Common Stock or shares of AMB Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Exchange Ratio shall be equitably adjusted to reflect such change.
               2.6.      Lost Certificates.   If any ProLogis Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such ProLogis Certificate to be lost, stolen or destroyed and, if requested by AMB, the posting by such Person of a bond, in such reasonable amount as AMB may direct, as indemnity against any claim that may be made against it with respect to such ProLogis Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed ProLogis Certificate, the shares of AMB Common Stock or AMB New Preferred Stock, as applicable, into which such shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock were converted pursuant to Section 2.1(b), any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
               3.1.      Representations and Warranties of AMB.   Except (x) as set forth in the AMB Disclosure Letter (it being understood that any matter disclosed pursuant to any section or subsection of the AMB Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the AMB Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent) or (y) as disclosed in the AMB SEC Documents filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), as long as the relevance of such disclosure is reasonably apparent, AMB represents and warrants to ProLogis as follows:
                    (a)      Organization, Standing and Power.   AMB and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. AMB and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect. AMB has previously made available to ProLogis true and correct copies of the charter, certificate of partnership, bylaws, partnership agreement or other organizational documents, as applicable, of AMB and AMB LP, and their Significant Subsidiaries, as in effect as of the date hereof.

                    (b)      Capital Structure.   (i) The authorized capital stock of AMB consists of 500,000,000 shares of AMB Common Stock and 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “AMB Preferred Stock”). As of the close of business on January 26, 2011 (A) 168,764,823 shares of AMB Common Stock were issued and outstanding, 8,627,029 shares of AMB Common Stock were reserved for issuance upon the exercise or payment of outstanding stock or share options, stock or share units or other equity-based awards under The Third Amended and Restated 1997 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P., and the Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P., each as amended (collectively, the “AMB Stock Plans”) (and no shares of AMB Common Stock were reserved for issuance upon the exercise or payment of any such awards other than under the AMB Stock Plans), and no shares of AMB Common Stock were held by Subsidiaries of AMB, (B) 9,300,000 shares of AMB Preferred Stock were issued and outstanding (consisting of 2,000,000 shares of Series L Cumulative Redeemable Preferred Stock, 2,300,000 shares of Series M Cumulative Redeemable Preferred Stock, 3,000,000 shares of Series O Cumulative Redeemable Preferred Stock, and 2,000,000 shares of Series P Cumulative Redeemable Preferred Stock), and no shares of AMB Preferred Stock were reserved for issuance, (C) 170,594,142 AMB Partnership Units were issued and outstanding, of which 2,058,730 AMB Partnership Units were owned by the Persons and in the amounts indicated in Section 3.1(b)(i) of the AMB Disclosure Letter and 168,535,412 AMB Partnership Units were owned by AMB, and (D) 18,590,763 AMB II (Class A and B) Partnership Units were issued and outstanding, of which 983,013 AMB II (Class B) Partnership Units were owned by the Persons and in the amounts indicated in Section 3.1(b)(i) of the AMB Disclosure Letter and 17,607,750 AMB II (Class A) Partnership Units were owned by AMB. All outstanding shares of AMB Common Stock and AMB Preferred Stock and all outstanding AMB Partnership Units and AMB II Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.
               (ii)      No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of AMB are issued or outstanding.
               (iii)      Except for (A) this Agreement, the AMB Partnership Agreement and the AMB II Partnership Agreement, (B) outstanding AMB Partnership Units and AMB II Partnership Units, and (C) stock or share options, stock or share units and deferred stock or shares issued and outstanding under the AMB Stock Plans (which represented, as of January 26, 2011, the right to acquire up to an aggregate of 8,627,029 shares of AMB Common Stock), there are no options, warrants, calls, rights, commitments or agreements of any character to which AMB or any Subsidiary of AMB is a party or by which it or any such Subsidiary is bound obligating AMB or any Subsidiary of AMB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of AMB or of any Subsidiary of AMB or obligating AMB or any Subsidiary of AMB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of AMB or any of its Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of AMB or any of its Subsidiaries or (2) pursuant to which AMB or any of its Subsidiaries is or could be required to register shares of AMB

Common Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
                    (c)      Authority.   (i) Each of AMB and AMB LP has all requisite corporate or limited partnership power and authority to execute, deliver and perform their obligations under this Agreement, and, subject to the receipt of the AMB Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AMB and AMB LP and the performance by AMB and AMB LP of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AMB (in the case of AMB) and the general partner of AMB LP (in the case of AMB LP) and all other necessary corporate or limited partnership action on the part of AMB and AMB LP, respectively, other than the receipt of the AMB Required Vote, and no other corporate or limited partnership proceedings on the part of AMB or AMB LP are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AMB and AMB LP and constitutes a valid and binding obligation of each of AMB and AMB LP enforceable against AMB and AMB LP in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.
               (ii)      The execution and delivery of this Agreement by AMB and AMB LP does not, and the consummation by AMB and AMB LP of the transactions contemplated hereby will not, (A) subject to the receipt of the Required AMB Vote, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the organizational documents of AMB or any of its Significant Subsidiaries, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, AMB Benefit Plan or other Law applicable to AMB or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
               (iii)      Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) filings, consents or approvals, if any, required under the Laws of foreign jurisdictions governing antitrust or merger control matters, (C) required filings under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (D) any filings required under the rules and regulations of the NYSE, (E) the filing of Articles Supplementary for the AMB New Preferred Stock with, and the acceptance for record of such Articles Supplementary by, the SDAT, and (F) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the Secretary of State of the State of Delaware (as applicable) pursuant to the MGCL, the Maryland REIT Law and the DLLCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to AMB or any of its Subsidiaries in connection with the execution and delivery of this Agreement by AMB and AMB LP or the consummation by AMB and AMB LP of the transactions contemplated hereby and thereby, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
                    (d)      SEC Documents; Regulatory Reports.   (i) AMB has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2009 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “AMB SEC Documents”). As of their respective dates, the AMB SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such AMB SEC Documents, and none of the AMB SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AMB included in the AMB SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of AMB and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
               (ii)      AMB has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. AMB (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by AMB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to AMB’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to AMB’s outside auditors and the audit committee of the Board of Directors of AMB (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect AMB’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in AMB’s internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any AMB SEC Report has been so disclosed.
               (iii)      Since December 31, 2009, (A) neither AMB nor any of its Subsidiaries nor, to the knowledge of AMB, any Representative of AMB or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AMB or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that AMB or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of AMB, no attorney representing AMB or any of its Subsidiaries, whether or not employed by AMB or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by AMB or any of its officers, directors, employees or agents to the Board of Directors of AMB or any committee thereof or to any director or executive officer of AMB.
                    (e)      Information Supplied.   None of the information supplied or to be supplied by AMB for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders or shareholders and at the times of the meetings of stockholders or shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by AMB with respect to statements made or incorporated by reference therein based on information supplied by ProLogis for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.
                    (f)      Compliance with Applicable Laws.   AMB and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect. Neither AMB nor any of its Subsidiaries has received any written notice since January 1, 2010 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.1(f) of the AMB Disclosure Letter and (B) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

                    (g)      Legal Proceedings.   There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of AMB, threatened, against or affecting AMB or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AMB or any Subsidiary of AMB which would have, or reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
                    (h)      Taxes.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect:
               (i)      AMB and each of its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;
               (ii)      neither AMB nor any of its Subsidiaries has received a written claim, or to the knowledge of AMB, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
               (iii)      there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon AMB or any of its Subsidiaries and neither AMB nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;
               (iv)      neither AMB nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;
               (v)      neither AMB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;
               (vi)      there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving AMB or any of its Subsidiaries, and, after the Closing Date, neither AMB nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;
               (vii)      neither AMB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was AMB or a Subsidiary of AMB) or (B) has any liability for the Taxes of any Person (other than AMB or any of its Subsidiaries) under Treasury Reg-

ulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
               (viii)      AMB (A) for all taxable years commencing with its taxable year ended December 31, 2001 through its taxable year ended December 31 immediately prior to the Topco Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, without regard to the REIT distribution requirements in the year that includes the Topco Effective Time) through the Topco Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to AMB’s Knowledge, threatened. Each Subsidiary of AMB has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, or (D) a REIT. Section 3.2(h) of the AMB Disclosure Letter sets forth each asset of AMB and AMB Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 3.2(h) of the AMB Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on the estimate of value of such asset at the relevant date that a determination thereof is required to be made under such rules and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;
               (ix)      neither AMB nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
               (x)      neither AMB nor any of its Subsidiaries (other than taxable REIT subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
               (xi)      there are no Tax Protection Agreements to which AMB or any of its Subsidiaries is a party (an “AMB Tax Protection Agreement”) currently in force, and no person has raised, or to the knowledge of AMB threatened to raise, a material claim against AMB or any of its Subsidiaries for any breach of any AMB Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any AMB Tax Protection Agreement;
               (xii)      as of the date of this Agreement, AMB is not aware of any fact or circumstance that could reasonably be expected to prevent the ProLogis Merger or the Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

               (xiii)      neither AMB nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
                    (i)      Material Contracts.   As of the date hereof, neither AMB nor any of its Subsidiaries is a party to or bound by any Contract (i) required to be filed as an exhibit to AMB’s Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K under the Exchange Act, (ii) any partnership, joint venture, co-investment or similar agreement with any third parties requiring aggregate payments after the date hereof by AMB or any of its Subsidiaries pursuant to any such partnership, joint venture, co-investment or similar agreement in excess of $150,000,000, (iii) any Contract limiting in any material respect the ability of AMB or any of its Subsidiaries to engage in any line of business in any geographic area, (iv) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or properties with a fair market value in excess of $250,000,000, or any merger, consolidation or similar business combination transaction, (v) any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by AMB or any of its Subsidiaries in excess of $100,000,000 during their remaining term, or (vi) any Contract evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $100,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder (all such Contracts to which AMB or any of its Subsidiaries is a party to or bound by as of the date of this Agreement are referred to herein as the “AMB Material Contracts”). Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, each of the AMB Material Contracts is a valid and binding obligation of AMB, or the Subsidiary of AMB that is a party thereto, and, to AMB’s knowledge, the other parties thereto, enforceable against AMB and its Subsidiaries and, to AMB’s knowledge, the other parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of AMB or any of its Subsidiaries is, and to AMB’s knowledge no other party is, in breach, default or violation (and no event has occurred or not occurred through AMB’s or any Subsidiary of AMB’s action or inaction or, to AMB’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any AMB Material Contract to which AMB or any Subsidiary of AMB is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
                    (j)      Benefit Plans.   (i) Section 3.1(j)(i) of the AMB Disclosure Letter lists all material Benefit Plans sponsored, maintained or contributed by AMB or any of its Subsidiaries (the “AMB Benefit Plans”) for the benefit of current or former directors, officers or employees of AMB or any of its Subsidiaries or any dependants or beneficiaries thereof.

               (iii)      AMB has delivered or made available to ProLogis a true, correct and complete copy of each AMB Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Internal Revenue Service and the most recent actuarial report or other financial statement relating to such AMB Benefit Plan, and (C) the most recent determination letter from the Internal Revenue Service (if applicable) for such AMB Benefit Plan.
               (iv)      Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, (A) each AMB Benefit Plan, including any AMB Benefit Plan established or maintained outside of the United States or for the benefit of current or former employees of AMB or any of its Subsidiaries residing outside the United States (each, an “AMB Foreign Plan”), has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and compliance with Section 409A of the Code to avoid income inclusion under Section 409A(a)(1) of the Code, (B) each AMB Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or is entitled to rely on an advisory or opinion letter issued with respect to an Internal Revenue Service approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan, (C) neither AMB nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon AMB or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of AMB or any of its Subsidiaries, and (E) there are no pending or, to AMB’s knowledge, threatened claims by or on behalf of any AMB Benefit Plan, by any employee or beneficiary covered under any AMB Benefit Plan or otherwise involving any AMB Benefit Plan (other than routine claims for benefits).
               (v)      None of AMB, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with AMB or a Subsidiary of AMB, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.
               (vi)      Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect: (A) each AMB

Foreign Plan required to be registered with applicable regulatory authorities has been so registered and has been maintained in good standing, (B) the fair market value of the assets of each funded AMB Foreign Plan, the liability of each insurer for any AMB Foreign Plan funded through insurance or the book reserve established for any AMB Foreign Plan (as applicable), together with any accrued contributions in respect of any such AMB Foreign Plan, is sufficient to procure or provide for the anticipated accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to, or the value of liabilities of, such AMB Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (C) any and all amounts required to be accrued with respect to any AMB Foreign Plan, or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits in respect of non-U.S. employees, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.
                    (k)      Employment and Labor Matters.   (i) (A) Except in accordance with applicable Law, neither AMB nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of AMB or any of its Subsidiaries, (B) there are no strikes or lockouts with respect to any employees of AMB or any of its Subsidiaries (“AMB Employees”), (C) to the knowledge of AMB, there is no union organizing effort pending or threatened against AMB or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of AMB, threatened with respect to AMB Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of AMB, threatened with respect to AMB Employees; except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
               (ii)      Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, AMB and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices, and (D) occupational safety and health and immigration.
                    (l)      Absence of Certain Changes.   Since December 31, 2009, (i) AMB and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects, (ii) there has not been an AMB Material Adverse Effect, and (iii) AMB and its Subsidiaries have not taken any action that, if taken after the date of this Agreement without the prior written consent of ProLogis, would constitute a breach of Section 4.1(b)(ii), Section 4.1(b)(v) (solely to the extent relating to proposed amendments to charters, bylaws or equivalent governing documents), Section 4.1(b)(vi) (solely to the extent relating to acquisitions that would reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby), Section 4.1(b)(vii), Sec-

tion 4.1(b)(ix), Section 4.1(b)(x) (solely to the extent relating to AMB or its Significant Subsidiaries), Section 4.1(b)(xii) or Section 4.1(b)(xvi), or agreed to do any of the foregoing.
                    (m)      Board Approval.   The Board of Directors of AMB, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Topco Merger, to be advisable and in the best interests of AMB and its stockholders, and (ii) resolved to recommend that the stockholders of AMB approve the Topco Merger and direct that such matter be submitted for consideration by AMB stockholders at the AMB Stockholders Meeting. AMB, in its capacity as the general partner of AMB LP, has taken all actions required for the execution of this Agreement by AMB LP and the consummation by AMB LP of the transactions contemplated hereby, including the Issuance. No state takeover statute is applicable to this Agreement, the Topco Merger or the other transactions contemplated hereby or thereby.
                    (n)      Vote Required.   The affirmative vote of the holders of two-thirds of the outstanding shares of AMB Common Stock to approve the Topco Merger and the affirmative vote of the holders of a majority of the outstanding shares of AMB Common Stock to approve the amendments to Article VII and Article VIII of AMB’s Bylaws set forth on Exhibit A (together, the “AMB Required Vote”) is the only vote of the holders of any class or series of AMB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Topco Merger.
                    (o)      Properties.   (i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, AMB or a Subsidiary of AMB owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of AMB included in the AMB SEC Documents (each an “AMB Property” and collectively the “AMB Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.1(o)(i) of the AMB Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business, and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, none of AMB nor any Subsidiary of AMB has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of AMB, threatened with respect to any material portion of any of the AMB Properties. Except for the owners of the properties in which AMB or any Subsidiary of AMB has a leasehold interest and except for any AMB Property that is held by a joint venture or fund, no Person other than AMB or a Subsidiary of AMB has any ownership interest in any of the AMB Properties.
               (ii)      Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, policies of title insurance or updates or endorsements have been issued, insuring AMB’s or the applic-

able Subsidiary of AMB’s fee simple title to each of the AMB Properties owned by AMB and acquired in the past five years, in amounts at least equal to the purchase price paid for ownership of such AMB Property or such entity that owned such AMB Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.
               (iii)      AMB and any Subsidiary of AMB (A) have not received written notice of any structural defects, or violation of Law, relating to any AMB Property which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect and (B) have not received written notice of any physical damage to any AMB Property which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.
               (iv)      Except for secured loan documents entered into in the ordinary course of business, there are no written agreements which restrict AMB or any Subsidiary of AMB from transferring any of the AMB Properties, and none of the AMB Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal or tenant options as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect) or on the financing or release of financing thereon.
               (v)      AMB and the Subsidiaries of AMB have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of AMB included in the AMB SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
                    (p)      Environmental Matters.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect:
               (i)      (A) AMB, each AMB Subsidiary and each of the AMB Properties is in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of AMB, threatened against AMB or any AMB Subsidiary under any applicable Environmental Laws; and (C) AMB has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, or that any judicial, administrative or compliance order has been issued against AMB or any AMB Subsidiary which remains unresolved.
               (ii)      To the knowledge of AMB, neither AMB nor any AMB Subsidiary has used, generated, stored, treated or handled any Hazardous Materials on the AMB Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous materials on, in or under any AMB Properties in violation of applicable Environmental Laws. To the knowledge of AMB, neither AMB nor any AMB Subsidiary has caused a release of Hazardous Materials on the AMB Properties and, to the knowledge of AMB, no other Person has caused a release or threatened release of Hazardous Materials on the AMB Properties.
               (iii)      To the knowledge of AMB, all Hazardous Material which has been removed from any AMB Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.
                    (q)      Intellectual Property.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, (i) AMB and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the “AMB Intellectual Property”) necessary to carry on their business substantially as currently conducted, and (ii) neither AMB nor any such Subsidiary has received any notice of infringement of or conflict with, and to AMB’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any AMB Intellectual Property.
                    (r)      Permits.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by AMB and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by AMB and its Subsidiaries and for the operation of the properties of AMB and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (iii) neither AMB nor any of its Subsidiaries has received any claim or notice indicating that AMB or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to AMB’s knowledge no such noncompliance exists.
                    (s)      Insurance.   AMB and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as AMB’s management believes is reasonable and customary for its business. AMB or the applicable Subsidiary of AMB has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither AMB nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has AMB or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in AMB’s industry.

               (t)      Investment Company Act of 1940.   Neither AMB nor any Subsidiary of AMB is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
               (u)      Brokers or Finders.   Neither AMB nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that AMB has employed J.P. Morgan Securities LLC as its financial advisor.
               (v)      Opinion of AMB Financial Advisor.   AMB has received the opinion of its financial advisor, J.P. Morgan Securities LLC to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to AMB.
          3.2.     Representations and Warranties of ProLogis.   Except (x)      as set forth in the ProLogis Disclosure Letter (it being understood that any matter disclosed pursuant to any section or subsection of the ProLogis Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the ProLogis Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent) or (y) as disclosed in the ProLogis SEC Documents filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), as long as the relevance of such disclosure is reasonably apparent, ProLogis represents and warrants to AMB as follows:
               (a)      Organization, Standing and Power.   ProLogis and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. ProLogis and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect. ProLogis has previously made available to AMB true and correct copies of the declaration of trust, charter, articles of organization, certificates of formation, bylaws, limited liability company agreements, or other organizational documents, as applicable, of ProLogis, Upper Pumpkin, New Pumpkin, and Pumpkin LLC, and their respective Significant Subsidiaries, as in effect as of the date hereof.
               (b)      Capital Structure.   (i) The authorized shares of beneficial interest of ProLogis consist of 737,580,000 ProLogis Common Shares, 2,300,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of ProLogis (the “ProLogis Series C Preferred Shares”), 5,060,000 Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of ProLogis (the “ProLogis Series F Preferred Shares”), and 5,060,000 shares of Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of ProLogis (the “ProLogis Series G Preferred Shares” and together with the ProLogis Series C Preferred Shares and the ProLogis Series F Preferred Shares, the “ProLogis Preferred Shares”). The authorized capital stock of New Pumpkin consists of 737,580,000 shares of New Pumpkin Common Stock, 2,300,000 shares of New Pumpkin Series C Preferred Stock, 5,060,000 shares of New Pumpkin Series F Preferred Stock and 5,060,000 shares of New Pumpkin Series G Preferred Stock. From the date hereof until immediately prior to the ProLogis Merger, all of the capital stock or other equity interests of each of New Pumpkin, Upper Pumpkin and Pumpkin LLC shall be owned, directly or indirectly, by ProLogis. As of the close of business on January 26, 2011, (A) 570,082,784 ProLogis Common Shares were issued and outstanding, 7,390,935 ProLogis Common Shares were reserved for issuance upon the exercise or payment of outstanding share options, share units, dividend equivalents, performance shares or other equity-based awards under the ProLogis 2006 Long-Term Incentive Plan, ProLogis 1997 Long-Term Incentive Plan and ProLogis 2000 Share Option Plan for Outside Trustees (collectively, the “ProLogis Share Plans”) (and no ProLogis Common Shares were reserved for issuance upon the exercise or payment of any such awards other than under the ProLogis Share Plans or the ProLogis ESPP), no Common Shares were reserved for issuance upon the exercise of options under the ProLogis ESPP, no ProLogis Common Shares were held by Subsidiaries of ProLogis, 41,224,363 ProLogis Common Shares were reserved for issuance upon the conversion of ProLogis’s convertible debt, and 1,739,502 ProLogis Common Shares were reserved for issuance under ProLogis’s 1999 Dividend Reinvestment and Share Purchase Plan, (B) 12,000,000 ProLogis Preferred Shares were issued and outstanding (including 2,000,000 Series C Preferred Shares, 5,000,000 Series F Preferred Shares and 5,000,000 Series G Preferred Shares), and no ProLogis Preferred Shares were reserved for issuance, and (C) 759,913 ProLogis Partnership Units were issued and outstanding, including 447,426 partnership units of ProLogis Fraser, L.P., and 312,487 partnership units of ProLogis Limited Partnership I. All outstanding ProLogis Common Shares and shares of ProLogis Preferred Stock and all outstanding ProLogis Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.
          (ii)      No Voting Debt of ProLogis is issued or outstanding.
          (iii)     Except for (A) this Agreement, (B) outstanding ProLogis Partnership Units and (C) share options, share units, deferred shares and dividend equivalents issued and outstanding under the ProLogis Share Plans and the ProLogis ESPP (which represented, as of January 26, 2011, the right to acquire up to an aggregate of 7,390,935 ProLogis Common Shares), there are no options, warrants, calls, rights, commitments or agreements of any character to which ProLogis or any Subsidiary of ProLogis is a party or by which it or any such Subsidiary is bound obligating ProLogis or any Subsidiary of ProLogis to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest or capital stock or any Voting Debt or stock appreciation rights of ProLogis or of any Subsidiary of ProLogis or obligating ProLogis or any Subsidiary of ProLogis to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of ProLogis or any of its Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of beneficial interest or capital stock of ProLogis or any of its Subsidiaries, or (2) pursuant to which ProLogis or any of its Subsidiaries is or could be required to register ProLogis Common Shares or other securities under the Securities Act.
               (c)      Authority.   (i) Each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC has all requisite trust, corporate or limited liability company power and authority to execute, deliver and perform their obligations under this Agreement, and, subject to the receipt of the ProLogis Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC and the performance by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Trustees of ProLogis (in the case of ProLogis), the Board of Directors of New Pumpkin (in the case of New Pumpkin), the sole member of Upper Pumpkin (in the case of Upper Pumpkin) and the sole member of Pumpkin LLC (in the case of Pumpkin LLC) and all other necessary trust, corporate or limited liability company action on the part of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC, other than the receipt of the ProLogis Required Vote, and no other trust, corporate or limited liability company proceedings on the part of ProLogis, Upper Pumpkin, New Pumpkin or Pumpkin LLC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC and constitutes a valid and binding obligation of each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC enforceable against ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.
          (ii)      The execution and delivery of this Agreement by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC does not, and the consummation by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC of the transactions contemplated hereby will not, (A) subject to the receipt of the Required ProLogis Vote, conflict with, or result in any Violation of, any provision of the organizational documents of ProLogis or any of its Significant Subsidiaries, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, ProLogis Benefit Plan or Law applicable to ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.
          (iii)      Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) filings, consents or approvals, if any, required under the Laws of foreign jurisdictions governing antitrust or merger control matters, (C) required filings under the Exchange Act and the Securities Act, (D) any filings required under the rules and regulations of the NYSE, (E) the filing of Articles Supplementary for the New Pumpkin Preferred Stock with, and the acceptance for record of such Articles Supplementary by, the SDAT, and (F) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the Secretary of State of the State of Delaware (as applicable) pursuant to the MGCL, the Maryland REIT Law and the DLLCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to ProLogis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC or the consummation by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC of the transactions contemplated hereby and there-

by, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.
               (d)      SEC Documents; Regulatory Reports.   (i) ProLogis has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2009 together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “ProLogis SEC Documents”). As of their respective dates, the ProLogis SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such ProLogis SEC Documents, and none of the ProLogis SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ProLogis included in the ProLogis SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of ProLogis and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.
          (ii)      ProLogis has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. ProLogis (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by ProLogis in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ProLogis’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to ProLogis’s outside auditors and the audit committee of the Board of Trustees of ProLogis (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ProLogis’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in ProLogis’s internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any ProLogis SEC Report has been so disclosed.

          (iii)      Since December 31, 2009, (A) neither ProLogis nor any of its Subsidiaries nor, to the knowledge of ProLogis, any Representative of ProLogis or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ProLogis or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that ProLogis or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of ProLogis, no attorney representing ProLogis or any of its Subsidiaries, whether or not employed by ProLogis or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by ProLogis or any of its officers, trustees, employees or agents to the Board of Trustees of ProLogis or any committee thereof or to any trustee or executive officer of ProLogis.
               (e)      Information Supplied.   None of the information supplied or to be supplied by ProLogis for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders or shareholders and at the times of the meetings of stockholders or shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by ProLogis with respect to statements made or incorporated by reference therein based on information supplied by AMB for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.
               (f)      Compliance with Applicable Laws.   ProLogis and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect. Neither ProLogis nor any of its Subsidiaries has received any written notice since January 1, 2010 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.2(f) of the ProLogis Disclosure Letter, and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.
               (g)      Legal Proceedings.   There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of AMB, threatened, against or affecting ProLogis or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ProLogis or any Subsidiary of ProLogis which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.
               (h)      Taxes.      Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect:
          (i)      ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC and each of their Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;
          (ii)      none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has received a written claim, or to the knowledge of ProLogis, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
          (iii)      there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries and none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;
          (iv)      none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;
          (v)      none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;
          (vi)      there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries, and, after the Closing Date, none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;
          (vii)      none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ProLogis or a Subsidiary of ProLogis) or (B) has any liability for the Taxes of any Person

(other than any of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
          (viii)      ProLogis (A) for all taxable years commencing with its taxable year ended December 31, 2001 through its taxable year ended December 31 immediately prior to the Topco Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, without regard to the REIT distribution requirements in the year that includes the Topco Effective Time) through the Topco Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to ProLogis’s Knowledge, threatened. Each Subsidiary of ProLogis has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, or (D) a REIT. Section 3.2(h) of the ProLogis Disclosure Letter sets forth each asset of ProLogis and ProLogis Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 3.2(h) of the ProLogis Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on the estimate of value of such asset at the relevant date that a determination thereof is required to be made under such rules and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;
          (ix)      none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
          (x)      neither ProLogis nor any of its Subsidiaries (other than taxable REIT subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
          (xi)      there are no Tax Protection Agreements to which any of ProLogis, Upper Pumpkin, new Pumpkin, Pumpkin LLC or any of their Subsidiaries is a party (a “ProLogis Tax Protection Agreement”) currently in force, and no person has raised, or to the knowledge of ProLogis threatened to raise, a material claim against ProLogis or any of its Subsidiaries for any breach of any ProLogis Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any ProLogis Tax Protection Agreement;
          (xii)      as of the date of this Agreement, ProLogis is not aware of any fact or circumstance that could reasonably be expected to prevent the ProLogis Merger or the

Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
          (xiii)      none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
               (i)     Material Contracts.   As of the date hereof, neither ProLogis nor any of its Subsidiaries is a party to or bound by any Contract (i) required to be filed as an exhibit to ProLogis’s Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K under the Exchange Act, (ii) any partnership, joint venture, co-investment or similar agreement with any third parties requiring aggregate payments after the date hereof by ProLogis or any of its Subsidiaries of ProLogis pursuant to any such partnership, joint venture, co-investment or similar agreement in excess of $150,000,000, (iii) any Contract limiting in any material respect the ability of ProLogis or any of its Subsidiaries to engage in any line of business in any geographic area, (iv) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or properties with a fair market value in excess of $250,000,000, or any merger, consolidation or similar business combination transaction (v) any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by ProLogis or any of its Subsidiaries in excess of $100,000,000 during their remaining term, or (vi) any Contract evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $100,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder (all such Contracts to which ProLogis or any of its Subsidiaries is a party to or bound by as of the date of this Agreement are referred to herein as the “ProLogis Material Contracts”). Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, each of the ProLogis Material Contracts is a valid and binding obligation of ProLogis or the Subsidiary of ProLogis that is a party thereto, and, to ProLogis’s knowledge, the other parties thereto, enforceable against ProLogis and its Subsidiaries and, to ProLogis’s knowledge, the other parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of ProLogis or any of its Subsidiaries is, and to ProLogis’s knowledge no other party is, in breach, default or violation (and no event has occurred or not occurred through ProLogis’s or any Subsidiary of ProLogis’s action or inaction or, to ProLogis’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any ProLogis Material Contract to which ProLogis or any Subsidiary of ProLogis is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

               (j)      Benefit Plans.   (i) Section 3.2(j)(i) of the ProLogis Disclosure Letter lists all material Benefit Plans sponsored, maintained or contributed by ProLogis or any of its Subsidiaries (the “ProLogis Benefit Plans”) for the benefit of current or former directors, officers or employees of ProLogis or any of its Subsidiaries or any dependants or beneficiaries thereof.
          (ii)      ProLogis has delivered or made available to AMB a true, correct and complete copy of each ProLogis Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Internal Revenue Service and the most recent actuarial report or other financial statement relating to such ProLogis Benefit Plan, and (C) the most recent determination letter from the Internal Revenue Service (if applicable) for such ProLogis Benefit Plan.
          (iii)      Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, (A) each ProLogis Benefit Plan, including any ProLogis Benefit Plan established or maintained outside of the United States or for the benefit of current or former employees of ProLogis or any of its Subsidiaries residing outside the United States (each, a “ProLogis Foreign Plan”), has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and compliance with Section 409A of the Code to avoid income inclusion under Section 409A(a)(1) of the Code, (B) each ProLogis Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or is entitled to rely on an advisory or opinion letter issued with respect to an Internal Revenue Service approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan, (C) neither ProLogis nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon ProLogis or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of ProLogis or any of its Subsidiaries, and (E) there are no pending or, to ProLogis’s knowledge, threatened claims by or on behalf of any ProLogis Benefit Plan, by any employee or beneficiary covered under any ProLogis Benefit Plan or otherwise involving any ProLogis Benefit Plan (other than routine claims for benefits.
          (iv)      None of ProLogis, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with ProLogis or a Subsidiary of ProLogis, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.
          (v)      Except as would not have, or reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect: (A) each ProLogis Foreign Plan required to be registered with applicable regulatory authorities has been so registered and has been maintained in good standing, (B) the fair market value of the assets of each funded ProLogis Foreign Plan, the liability of each insurer for any ProLogis Foreign Plan funded through insurance or the book reserve established for any ProLogis Foreign Plan (as applicable), together with any accrued contributions in respect of any such ProLogis Foreign Plan, is sufficient to procure or provide for the anticipated accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to, or the value of liabilities of, such ProLogis Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (C) any and all amounts required to be accrued with respect to any ProLogis Foreign Plan, or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits in respect of non-U.S. employees, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.
               (k)      Employment and Labor Matters.
               (i)      (A) Except in accordance with applicable Law, neither ProLogis nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of ProLogis or any of its Subsidiaries, (B) there are no strikes or lockouts with respect to any employees of ProLogis or any of its Subsidiaries (“ProLogis Employees”), (C) to the knowledge of ProLogis, there is no union organizing effort pending or threatened against ProLogis or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of ProLogis, threatened with respect to ProLogis Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of ProLogis, threatened with respect to ProLogis Employees except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.
               (ii)      Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, ProLogis and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices, and (D) occupational safety and health and immigration.
               (l)      Absence of Certain Changes.   Since December 31, 2009, (i) ProLogis and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects, (ii) there has not been a ProLogis Material Adverse Effect and (iii) ProLogis and its

Subsidiaries have not taken any action that, if taken after the date of this Agreement without the prior written consent of AMB, would constitute a breach of Section 4.2(b)(ii), Section 4.2(b)(v) (solely to the extent relating to proposed amendments to charters, bylaws or equivalent governing documents), Section 4.2(b)(vi) (solely to the extent relating to acquisitions that would reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby), Section 4.2(b)(vii), Section 4.2(b)(ix), Section 4.2(b)(x) (solely to the extent relating to ProLogis or its Significant Subsidiaries), Section 4.2(b)(xii) or Section 4.2(b)(xvi), or agreed to do any of the foregoing.
               (m)      Board Approval.   The Board of Trustees of ProLogis, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “ProLogis Board Approval”), has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Mergers, to be advisable and in the best interests of ProLogis and its shareholders, (ii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the shareholders of ProLogis approve the Mergers and direct that such matter be submitted for consideration by ProLogis shareholders at the ProLogis Shareholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of ProLogis Common Shares, as set forth in ProLogis’s Declaration of Trust, inapplicable to the Mergers and the other transactions contemplated by this Agreement. The Board of Directors of New Pumpkin, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Mergers, to be advisable and in the best interests of New Pumpkin and its stockholders upon the terms and subject to the conditions of this Agreement, (ii) resolved to recommend that the stockholders of New Pumpkin approve the Topco Merger, and (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of New Pumpkin Common Stock, as set forth in New Pumpkin’s charter, inapplicable to the Mergers and the other transactions contemplated by this Agreement. No state takeover statute is applicable to this Agreement, the Mergers or the other transactions contemplated hereby or thereby.
               (n)      Vote Required.   The affirmative vote of the holders of a majority of the outstanding ProLogis Common Shares to approve the Mergers (the “ProLogis Required Vote”) is the only vote of the holders of any class or series of ProLogis shares of beneficial interest necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Mergers).
               (o)      Properties.   (i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, ProLogis, or a Subsidiary of ProLogis owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of ProLogis included in the ProLogis SEC Documents (each a “ProLogis Property” and collectively the “ProLogis Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.2(o)(i) of the ProLogis Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business, and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, none of ProLogis, nor any Subsidiary of ProLogis has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of ProLogis, threatened with respect to any material portion of any of the ProLogis Properties. Except for the owners of the properties in which ProLogis or any Subsidiary of ProLogis has a leasehold interest and except for any ProLogis Property that is held by a joint venture or fund, no Person other than ProLogis or a Subsidiary of ProLogis has any ownership interest in any of the ProLogis Properties.
          (ii)      Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, policies of title insurance or updates or endorsements have been issued, insuring ProLogis’s or the applicable Subsidiary of ProLogis’s fee simple title to each of the ProLogis Properties owned by ProLogis and acquired in the past five years, in amounts at least equal to the purchase price paid for ownership of such ProLogis Property or such entity that owned such ProLogis Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.
          (iii)      ProLogis or any Subsidiary of ProLogis (A) have not received written notice of any structural defects, or violation of Law, relating to any ProLogis Property which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, and (B) have not received written notice of any physical damage to any ProLogis Property which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.
          (iv)      Except for secured loan documents entered into in the ordinary course of business, there are no written agreements which restrict ProLogis or any Subsidiary of ProLogis from transferring any of the ProLogis Properties, and none of the ProLogis Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal or tenant options as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect) or on the financing or release of financing thereon.
          (v)      ProLogis and the Subsidiaries of ProLogis have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of ProLogis included in the ProLogis SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

               (p)      Environmental Matters.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect:
               (i)      (A) ProLogis, each ProLogis Subsidiary and each of the ProLogis Properties is in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of ProLogis, threatened against ProLogis or any ProLogis Subsidiary under any applicable Environmental Laws; and (C) ProLogis has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, or that any judicial, administrative or compliance order has been issued against ProLogis or any ProLogis Subsidiary which remains unresolved;
               (ii)      To the knowledge of ProLogis, neither ProLogis nor any ProLogis Subsidiary has used, generated, stored, treated or handled any Hazardous Materials on the ProLogis Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous materials on, in or under any ProLogis Properties in violation of applicable Environmental Laws. To the knowledge of ProLogis, neither ProLogis nor any Subsidiary of ProLogis has caused a release of Hazardous Materials on the ProLogis Properties and, to the knowledge of ProLogis, no other Person has caused a release or threatened release of Hazardous Materials on the ProLogis Properties.
               (iii)      To the knowledge of ProLogis, all Hazardous Material which has been removed from any ProLogis Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.
               (q)      Intellectual Property.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, (i) ProLogis and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the “ProLogis Intellectual Property”) necessary to carry on their business substantially as currently conducted, and (ii) neither ProLogis nor any such Subsidiary has received any notice of infringement of or conflict with, and to ProLogis’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any ProLogis Intellectual Property.
               (r)      Permits.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, (i) the Permits held by ProLogis and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by ProLogis and its Subsidiaries and for the operation of the properties of ProLogis and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (iii) neither ProLogis nor any of its Subsidiaries has received any claim or notice indicating that ProLogis or any of its

Subsidiaries is currently not in compliance with the terms of any such Permits, and to ProLogis’s knowledge no such noncompliance exists.
               (s)      Insurance.   ProLogis and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as ProLogis’s management believes is reasonable and customary for its business. ProLogis or the applicable Subsidiary of ProLogis has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither ProLogis nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has ProLogis or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in ProLogis’s industry.
               (t)      Investment Company Act of 1940.   Neither ProLogis nor any Subsidiary of ProLogis is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
               (u)      Activities of Upper Pumpkin, New Pumpkin and Pumpkin LLC.   Upper Pumpkin and Pumpkin LLC were formed on January 25, 2011, and New Pumpkin was incorporated on January 26, 2011, in each case solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of Upper Pumpkin, New Pumpkin and Pumpkin LLC has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.
               (v)      Brokers or Finders.   Neither ProLogis nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that ProLogis has employed Morgan Stanley & Co. Incorporated as its financial advisor.
               (w)      Opinion of ProLogis Financial Advisor.   ProLogis has received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of ProLogis Common Shares.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          4.1.      Covenants of AMB.   (a) From and after the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 4.1(a) of the AMB Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to AMB or any of its Subsidiaries, or (iv) with ProLogis’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), AMB agrees as to itself and its Subsidiaries that such entities shall carry on their respective businesses in the ordinary course consistent with practice and shall use commercially reasonable efforts to preserve AMB’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants; provided, however, that no action by AMB and its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
               (b)      AMB agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (1) expressly contemplated or permitted by this Agreement, (2) set forth in Section 4.1(b) of the AMB Disclosure Letter, (3) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to AMB or any of its Subsidiaries, or (4) with ProLogis’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:
          (i)      enter into any new material line of business;
          (ii)      except (A) as permitted by Section 5.10, (B) for the regular distributions that are required to be made in respect of the AMB Partnership Units and AMB II Partnership Units in connection with any dividends paid on the AMB Common Stock, and (C) for dividends by a Subsidiary of AMB to AMB or a Subsidiary of AMB, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests;
          (iii)      split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except upon the exercise by a limited partner in AMB LP of its right to redeem its AMB Partnership Units pursuant to the AMB Partnership Agreement or a limited partner in AMB II LP of its right to redeem its AMB II Partnership Units pursuant to the AMB II Partnership Agreement);
          (iv)      except for (A) issuances of AMB Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the AMB Stock Plans in accordance with the terms of the applicable AMB Stock Plan and applicable awards in effect on the date of this Agreement, and issuances of stock options and other equity or equity-based awards under the AMB Stock Plans in the ordinary course of business consistent with past practice, (B) exchanges of AMB Partnership Units for AMB Common Stock in accordance with the AMB Partnership Agreement, (C) exchanges of AMB II Partnership Units for AMB Common Stock in accordance with the AMB II Partnership Agreement, and (D) issuances by a Subsidiary of its capital stock to its parent or to another Subsidiary of AMB, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the AMB Stock Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;
          (v)      amend or propose to amend its charter, bylaws or equivalent governing documents of AMB or AMB LP or their respective Significant Subsidiaries, or enter into, or, except as permitted by Section 4.1(b)(vi) or 4.1(b)(vii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of AMB;
          (vi)      other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) (A) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by AMB and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) acquisitions pursuant to agreements, arrangements or understandings existing on the date of this Agreement, or (C) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;
          (vii)      other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) dispositions referred to in AMB SEC Documents filed prior to the date of this Agreement, (C) other activities in the ordinary course of business consistent with past practice, and (D) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, sell, assign, encumber (except for such encumbrances pursuant to any action permitted under clauses (A) through (G) of Section 4.1(b)(viii) or under Section 4.1(b)(xix)) or otherwise dispose of any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by AMB and its Subsidiaries) which are material, individually or in the aggregate, to AMB;
          (viii)      incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of AMB or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) Refinancing Debt, (B) indebtedness of any wholly owned Subsidiary of AMB to AMB or to another wholly owned Subsidiary of AMB, (C) indebtedness of any Subsidiary of AMB to or among one of its wholly owned Subsidiaries, (D) any new indebtedness that is not Refinancing Debt by any Subsidiary of AMB that is not a wholly owned Subsidiary of AMB in an individual amount less than $100,000,000 (for U.S. dollar denominated debt or the equivalent for yen, Canadian dollar, Yuan (RMB), Singapore dollar, Brazilian Real, or Peso denominated debt), €100,000,0000 (for euro denominated debt) or £100,000,000 (for sterling denominated debt), (E) indebtedness as set forth in Section 4.1(b)(viii) of the AMB Disclosure Letter, (F) any borrowings under AMB’s Credit Agreement dated as of November 29, 2010, Fourth Amended and Restated Credit Agreement dated as of November 10, 2010, Credit Agreement dated as of October 15, 2009 and Fifth Amended and Restated Revolving Credit Agreement dated as of July 16, 2007 in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business consistent with past practice (including property releases, property substitutions, interest rate hedges and foreign exchange hedges); provided that, solely for purposes of the foregoing in this clause (viii), “wholly owned Subsidiary” of AMB means a Subsidiary of AMB, at least 90% of the outstanding voting securities of which are owned, directly or indirectly, by AMB;
          (ix)      except as disclosed in any AMB SEC Document filed prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP as concurred in by AMB’s independent auditors;
          (x)      adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;
          (xi)      except for any action permitted under clauses (A) through (G) of Section 4.1(b)(viii) or under Section 4.1(b)(xix), terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any AMB Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be an AMB Material Contract;
          (xii)      waive the excess share provision of AMB’s charter for any Person (other than ProLogis, New Pumpkin or any Subsidiary thereof);
          (xiii)      take any action, or fail to take any action, which would reasonably be expected to cause AMB to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
          (xiv)      make or commit to make any capital expenditures in excess of $50,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;
          (xv)      take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the ProLogis Merger or the Topco

Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
          (xvi)      make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case (x) in the ordinary course of business consistent with past practice, (y) as required by law, or (z) as necessary (i) to preserve the status of AMB as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of AMB as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
          (xvii)      waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of AMB and its consolidated Subsidiaries included in the AMB SEC Reports or (y) that do not exceed $10,000,000 individually or $100,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against AMB or any of its Subsidiaries or the Surviving Corporation following the Topco Effective Time, and (C) do not provide for any admission of material liability by AMB or any of its Subsidiaries;
          (xviii)      (A) except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB, increase the compensation or other benefits payable or provided to AMB directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of AMB except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees in connection with terminations of employment, in each case, for employees who are not executive officers and only in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB, (C) establish, adopt, enter into or amend any AMB Benefit Plan or any other plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (A) or (B) above or in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to awards or grants made to newly-hired employees in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB, or (D) enter into or amend any collective bargaining agreement or similar agreement, except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB;

               (xix)      repay, refinance or replace any direct indebtedness of AMB maturing within 12 months from the date of this Agreement, unless such repayment, refinancing or replacement is made using proceeds from borrowings under AMB’s Credit Agreement dated as of November 29, 2010, Fourth Amended and Restated Credit Agreement dated as of November 10, 2010, Credit Agreement dated as of October 15, 2009, Fifth Amended and Restated Revolving Credit Agreement dated as of July 16, 2007 or available working capital;
               (xx)      form any new funds;
               (xxi)      effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing indebtedness owed to such lender; or
               (xxii)      agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.
          4.2.      Covenants of ProLogis.   (a) From and after the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 4.2(a) of the ProLogis Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ProLogis or any of its Subsidiaries, or (iv) with AMB’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), ProLogis agrees as to itself and its Subsidiaries that such entities shall carry on their respective businesses in the ordinary course consistent with practice and shall use commercially reasonable efforts to preserve ProLogis’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants; provided, however, that no action by ProLogis and its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
               (b)      ProLogis agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (1) expressly contemplated or permitted by this Agreement, (2) set forth in Section 4.2(b) of the ProLogis Disclosure Letter, (3) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ProLogis or any of its Subsidiaries, or (4) with AMB’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:
          (i)      enter into any new material line of business;
          (ii)      except (A) as permitted by Section 5.10, (B) for the regular distributions that are required to be made in respect of the ProLogis Partnership Units in connection with any dividends paid on the ProLogis Common Shares, and (C) for dividends by a Subsidiary of ProLogis to its parent or a Subsidiary of ProLogis, declare, set aside or pay any dividends on or make other distributions in respect of any of its shares of beneficial interest, partnership interests, or other equity interests;

          (iii)      split, combine or reclassify any of its shares of beneficial interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its shares of beneficial interest, or repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any of its shares of beneficial interest or any securities convertible into or exercisable for any of its shares of beneficial interest (except upon the exercise by a limited partner in a ProLogis Partnership of its right to redeem or exchange its ProLogis Partnership Units pursuant to the partnership agreement of the applicable ProLogis Partnership);
          (iv)      except for (A) issuances of ProLogis Common Shares upon the exercise or settlement of share options, share appreciation rights, units or other equity rights or obligations under the ProLogis Share Plans or the ProLogis ESPP in accordance with the terms of the applicable ProLogis Share Plan or the ProLogis ESPP and applicable awards in effect on the date of this Agreement and issuances of share options and other equity or equity based awards under the ProLogis Share Plans in the ordinary course of business consistent with past practice, (B) exchanges of partnership units of the ProLogis Partnerships for ProLogis Common Shares, in accordance with the partnership agreement of the applicable ProLogis Partnership, (C) issuances by a Subsidiary of its capital stock to its parent or to another Subsidiary of ProLogis, and (D) issuances of ProLogis Common Shares upon conversion of any of ProLogis’s convertible debt outstanding as of the date hereof, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its shares of beneficial interest, any Voting Debt, any share appreciation rights, share options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the ProLogis Share Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;
          (v)      amend or propose to amend its Declaration of Trust, Bylaws or equivalent governing documents of ProLogis, Upper Pumpkin, Pumpkin LLC or New Pumpkin or their respective Significant Subsidiaries, or enter into, or, except as permitted by Section 4.2(b)(vi) or 4.2(b)(vii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of ProLogis;
          (vi)      other than Acquisitions (A) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by ProLogis and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) acquisitions pursuant to agreements, arrangements or understandings existing on the date of this Agreement, or (C) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;
          (vii)      other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) dispositions referred to in ProLogis SEC Documents filed prior to the date of this Agreement, (C) other activities in the ordinary course of business consistent with past practice, and (D) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, sell, assign, encumber (except for such encumbrances pursuant to any action permitted under clauses (A) through (G) of Section 4.2(b)(viii) or under Section 4.2(b)(xix)) or otherwise dispose of any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by ProLogis and its Subsidiaries) which are material, individually or in the aggregate, to ProLogis;
          (viii)      incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of ProLogis or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) Refinancing Debt, (B) indebtedness of any wholly owned Subsidiary of ProLogis to ProLogis or to another wholly owned Subsidiary of ProLogis, (C) indebtedness of any Subsidiary of ProLogis to or among one of its wholly owned Subsidiaries, (D) any new indebtedness that is not Refinancing Debt by any Subsidiary of ProLogis that is not a wholly owned Subsidiary of ProLogis in an individual amount less than $100,000,000 (for U.S. dollar denominated debt or the equivalent for yen, Canadian dollar, Yuan (RMB), Singapore dollar, Brazilian Real, or Peso denominated debt), €100,000,0000 (for euro denominated debt) or £100,000,000 (for sterling denominated debt), (E) indebtedness as set forth in Section 4.2(b)(viii) of the ProLogis Disclosure Letter, (F) any borrowings under the ProLogis Global Credit Agreement in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business consistent with past practice (including property releases, property substitutions, interest rate hedges and foreign exchange hedges); provided that solely for purposes of the foregoing in this clause (viii), “wholly owned Subsidiary” of ProLogis means a Subsidiary of ProLogis, at least 90% of the outstanding voting securities of which are owned, directly or indirectly, by ProLogis;
          (ix)      except as disclosed in any ProLogis SEC Document filed prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP as concurred in by ProLogis’s independent auditors;
          (x)      adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

          (xi)      except for any action permitted under clauses (A) through (G) of Section 4.2(b)(viii) or under Section 4.2(b)(xix), terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any ProLogis Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be a ProLogis Material Contract;
          (xii)      waive the excess share provision of ProLogis’s Declaration of Trust for any Person (other than AMB or any of its Subsidiaries);
          (xiii)      take any action, or fail to take any action, which would reasonably be expected to cause ProLogis to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
          (xiv)      make or commit to make any capital expenditures in excess of $50,000,000, other than in the ordinary course of business consistent with past practice;
          (xv)      take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the ProLogis Merger or the Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
          (xvi)      make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case (x) in the ordinary course of business consistent with past practice, (y) as required by law, or (z) as necessary (i) to preserve the status of ProLogis as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of ProLogis as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
          (xvii)      waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of ProLogis and its consolidated Subsidiaries included in the ProLogis SEC Reports or (y) that do not exceed $10,000,000 individually or $100,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against ProLogis or any of its Subsidiaries or the Surviving Corporation following the Topco Effective Time, and (C) do not provide for any admission of material liability by ProLogis or any of its Subsidiaries;

          (xviii)       (A) except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis, increase the compensation or other benefits payable or provided to ProLogis directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of ProLogis except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees in connection with terminations of employment, in each case, for employees who are not executive officers and only in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis, (C) establish, adopt, enter into or amend any ProLogis Benefit Plan or any other plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (A) or (B) above or in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to awards or grants made to newly-hired employees in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis, or (D) enter into or amend any collective bargaining agreement or similar agreement, except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis;
          (xix)      repay, refinance or replace any direct indebtedness of ProLogis maturing within 12 months from the date of this Agreement, unless such repayment, refinancing or replacement is made using proceeds from borrowings under the ProLogis Global Credit Agreement or available working capital;
          (xx)      form any new funds;
          (xxi)      effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing indebtedness owed to such lender; or
          (xxii)      agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.
ARTICLE V
ADDITIONAL AGREEMENTS
          5.1.      Preparation of Proxy Statement; Stockholders Meetings.   (a) As promptly as reasonably practicable following the date hereof, each of the parties hereto shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the AMB stockholders at the AMB Stockholders Meeting and to the ProLogis shareholders at the ProLogis Shareholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and AMB (and, if required, New Pumpkin) shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of AMB Common

Stock in the Topco Merger (and, if required, with respect to the issuance of the New Pumpkin Common Stock in the Pumpkin Merger) (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of the parties hereto shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Topco Merger and the transactions contemplated thereby. AMB and ProLogis shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Mergers, and each party shall furnish all information concerning it and the holders of its capital stock or shares of beneficial interest as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the AMB Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Topco Effective Time, any information relating to either of the parties, or their respective affiliates, officers, trustees or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of AMB and the shareholders of ProLogis.
               (b)     AMB shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “AMB Stockholders Meeting”) for the purpose of obtaining the AMB Required Vote. Unless a Change in AMB Recommendation has occurred in accordance with Section 5.4, the Board of Directors of AMB shall use its reasonable best efforts to obtain from the stockholders of AMB the AMB Required Vote. AMB covenants that, unless a Change of AMB Recommendation has occurred in accordance with Section 5.4, AMB will, through its Board of Directors, recommend to its stockholders approval of the Topco Merger and further covenants that the Joint Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on a date for which the AMB Stockholders Meeting is scheduled, AMB has not received proxies representing a sufficient number of shares of AMB Common Stock to obtain the AMB Required Vote, whether or not a quorum is present, AMB shall have the right to make one or more successive postponements or adjournments of the AMB Stockholders Meeting; provided that the AMB Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the AMB Stockholders Meeting was originally scheduled (excluding any adjourn-

ments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve AMB of its obligation to submit the Topco Merger to its stockholders for a vote on the approval thereof. AMB agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the AMB Stockholders Meeting pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to AMB of any Acquisition Proposal or by any Change in AMB Recommendation.
               (c)     ProLogis shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “ProLogis Shareholders Meeting”) for the purpose of obtaining the ProLogis Required Vote. Unless a Change in ProLogis Recommendation has occurred in accordance with Section 5.4, the Board of Trustees of ProLogis shall use its reasonable best efforts to obtain from the shareholders of ProLogis the ProLogis Required Vote. ProLogis covenants that, unless a Change of ProLogis Recommendation has occurred in accordance with Section 5.4, ProLogis will, through its Board of Trustees, recommend to its shareholders approval of the Mergers and further covenants that the Joint Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the ProLogis Shareholders Meeting is scheduled, ProLogis has not received proxies representing a sufficient number of ProLogis Common Shares to obtain the ProLogis Required Vote, whether or not a quorum is present, ProLogis shall have the right to make one or more successive postponements or adjournments of the ProLogis Shareholders Meeting; provided that the ProLogis Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the ProLogis Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve ProLogis of its obligation to submit the Mergers to its shareholders for a vote on the approval thereof. ProLogis agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the ProLogis Shareholders Meeting pursuant to this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to ProLogis of any Acquisition Proposal or by any Change in ProLogis Recommendation.
               (d)     Each of the parties hereto shall use their reasonable best efforts to cause the AMB Stockholders Meeting and the ProLogis Shareholders Meeting to be held on the same date.
          5.2.     Access to Information.  (a) Upon reasonable notice, each of the parties hereto shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, access, during normal business hours during the period prior to the Topco Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts and records and, during such period, each of the parties hereto shall (and shall cause each of their respective Subsidiaries to) make available to the other, upon the other’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, or the rules and regulations of self regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
               (b)     The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 31, 2010, between AMB and ProLogis (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.
               (c)     No such investigation by either AMB or ProLogis shall affect the representations and warranties of the other.
          5.3.     Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) use its reasonable best efforts to cooperate with the other party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as practicable.
               (b)     Each of the parties hereto shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the transactions contemplated hereby to that party from or with any Governmental Entity and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, in-

cluding furnishing the other with any written notices or other communications received by such party from, or given by such party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend in accordance with applicable Laws.
               (c)     In furtherance and not in limitation of the foregoing, each of the parties hereto shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed), and (ii) take, or cause to be taken, all such further actions as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets of AMB, ProLogis or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of AMB, ProLogis or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to one or more of AMB’s, ProLogis’s or their Subsidiaries’ businesses or assets, in each case as may be required in order to effect the satisfaction of the conditions to the Mergers set forth in Article VI and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided, however, that neither AMB nor ProLogis shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Entity to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such Order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing.
               (d)     Each of AMB, the Board of Directors of AMB, ProLogis and the Board of Trustees of ProLogis shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby.
               (e)     Each party shall reasonably consult and cooperate with the other in connection with any renegotiation or dissolution of any of their respective funds.
          5.4.     Acquisition Proposals.  (a) Each of AMB and ProLogis agrees that neither it nor any of its Subsidiaries nor any of the officers, trustees and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock or other ownership interests of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by one party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.
               (b)     (i) Notwithstanding the foregoing, the Board of Directors of AMB and the Board of Trustees of ProLogis shall each be permitted, prior to its respective meeting of stockholders or shareholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 5.4) and which the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the directors of AMB or the trustees of ProLogis, as applicable, conclude in good faith (after consultation with their outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law. AMB or ProLogis, as applicable, shall provide the other with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.
          (ii)     Each party shall notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic in-

formation relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within 24 hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.
          (iii)     Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of AMB, the Board of Trustees of ProLogis, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in AMB Recommendation” or a “Change in ProLogis Recommendation,” respectively).
          (iv)     Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of AMB or Board of Trustees of ProLogis, as applicable, may make a Change in AMB Recommendation or a Change in ProLogis Recommendation, as applicable, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is made to AMB or ProLogis, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the directors of AMB or the trustees of ProLogis, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (D) five Business Days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new five-Business-Day period), (E) during such five-Business-Day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the directors or trustees, as applicable, of the party proposing to take such action, following such five-

Business-Day period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable Law.
          (v)     Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Board of Directors of AMB or Board of Trustees of ProLogis, as applicable, may make a Change in AMB Recommendation or a Change in ProLogis Recommendation, as applicable, if and only if (A) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (B) the directors or trustees, as applicable, of the party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (C) five Business Days shall have elapsed since the party proposing to take such action has given a Notice of Recommendation Change to the other party advising that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such five-Business-Day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (E) the directors or trustees, as applicable, of the party proposing to take such action, following such five-Business-Day period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable Law.
          (vi)     Nothing contained in this Section 5.4 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or (e), as applicable, and provided, further that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors or Board of Trustees of such party, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in AMB Recommendation or Change in ProLogis Recommendation, as applicable, unless the Board of Directors or Board of Trustees, as applicable, of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in AMB Recommendation or Change in ProLogis Recommendation, as applicable.

               (c)     Each of AMB and ProLogis agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of AMB and ProLogis agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.4.
               (d)     Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders or shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.
               (e)     For purposes of this Agreement, “Superior Proposal” for AMB or ProLogis means a bona fide written Acquisition Proposal that the Board of Directors of AMB or Board of Trustees of ProLogis, respectively, concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of AMB or shareholders of ProLogis, respectively, than the transactions contemplated by this Agreement, and (ii) is fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving AMB or ProLogis, respectively.
          5.5.     Stock Exchange Listing.  AMB shall use reasonable best efforts to cause (a) the shares of AMB Common Stock, the AMB Series R Preferred Stock and the AMB Series S Preferred Stock to be issued in the Topco Merger, (b) the shares of AMB Common Stock to be reserved for issuance upon exercise or settlement of ProLogis Share Options, ProLogis RSUs, ProLogis Performance Shares and ProLogis DEUs, (c) the shares of AMB Common Stock to be reserved for issuance upon exchange or redemption of ProLogis Partnership Units by a limited partner in a ProLogis Partnership pursuant to the partnership agreement of the applicable ProLogis Partnership, and (d) the shares of AMB Common Stock to be reserved for issuance upon conversion or exchange of ProLogis’s convertible debt by holders thereof to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
          5.6.     Equity Awards and Employee Matters
               (a)     ProLogis Equity Awards.
               (i)     ProLogis Share Options.  At the Topco Effective Time, each outstanding option to purchase ProLogis Common Shares (recognizing and taking into account that each ProLogis Common Share will, at the ProLogis Effective Time, be con-

verted into a share of New Pumpkin Common Stock in accordance with Section 2.1 of this Agreement), other than options under the ProLogis ESPP (each, a “ProLogis Share Option”), whether or not exercisable at the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable ProLogis Share Plan and award agreement or other agreement or other document evidencing ProLogis Share Options, from and after the Topco Effective Time, each ProLogis Share Option so assumed by the Surviving Corporation under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis Share Option immediately prior to the Topco Effective Time as set forth in the applicable ProLogis Share Plan (including any applicable award agreement, other agreement or other document evidencing such ProLogis Share Option) immediately prior to the Topco Effective Time, except that, from and after the Topco Effective Time, (A) each ProLogis Share Option, when exercisable, will be exercisable for that number of whole shares of AMB Common Stock equal to the product of the number of ProLogis Common Shares that were subject to such ProLogis Share Option immediately prior to the Topco Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of AMB Common Stock and (B) the per share exercise price for the shares of AMB Common Stock issuable upon exercise of such assumed ProLogis Share Option will be equal to the quotient determined by dividing the exercise price of each ProLogis Common Share subject to such assumed ProLogis Share Option by the Exchange Ratio, rounded up to the nearest whole cent.
               (ii)     ProLogis Share Unit Awards.  At the Topco Effective Time, each outstanding share unit award with respect to ProLogis Common Shares (recognizing and taking into account that each such ProLogis Common Share will, at the ProLogis Effective Time, be converted into a share of New Pumpkin Common Stock in accordance with Section 2.1 of this Agreement) under a ProLogis Share Plan (each, a “ProLogis RSU”), whether or not vested as of the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable ProLogis Share Plan and any applicable award agreement or other agreement or other document evidencing ProLogis RSUs, each ProLogis RSU so assumed shall be converted, at the Topco Effective Time, into the right to receive the number of shares of AMB Common Stock equal to the number of ProLogis Common Shares subject to the ProLogis RSU, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of AMB Common Stock) and, from and after the Topco Effective Time, will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis RSU immediately prior to the Topco Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the applicable ProLogis Share Plan (including any applicable award agreements or other agreements or other documents evidencing such ProLogis RSU) immediately prior to the Topco Effective Time.
               (iii)     ProLogis Dividend Equivalent Units.  At the Topco Effective Time, each outstanding dividend equivalent unit award with respect to ProLogis Common

Shares (recognizing and taking into account that each such ProLogis Common Share will, at the ProLogis Effective Time, be converted into a share of New Pumpkin Common Stock in accordance with Section 2.1 of this Agreement) under a ProLogis Share Plan (each, a “ProLogis DEU”), whether or not vested as of the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of, the applicable ProLogis Share Plan and any applicable award agreement or other agreement or other document evidencing ProLogis DEUs, each ProLogis DEU so assumed shall be converted, at the Topco Effective Time, into the right to receive the number of shares of AMB Common Stock equal to the number of ProLogis Common Shares subject to the ProLogis DEU, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of AMB Common Stock) and, from and after the Topco Effective Time, will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis DEU immediately prior to the Topco Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the applicable ProLogis Share Plan (including any applicable award agreements or other agreements or other documents evidencing such ProLogis DEU) immediately prior to the Topco Effective Time.
               (iv)     ProLogis Performance Shares.  Effective as of the Topco Effective Time, each outstanding performance share award under a ProLogis Share Plan which is denominated in ProLogis Common Shares (recognizing and taking into account that each such ProLogis Common Share will, at the ProLogis Effective Time, be converted into a share of New Pumpkin Common Stock in accordance with this Agreement) (collectively, the “ProLogis Performance Shares”), whether or not vested or earned as of the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with the terms of, the applicable ProLogis Share Plan and any applicable award agreement or other agreement or other document evidencing ProLogis Performance Shares, each ProLogis Performance Share so assumed shall be converted, at the Topco Effective Time, into the right to be eligible to receive a number of  shares of AMB Common Stock equal to the number of ProLogis Common Shares underlying or subject to the ProLogis Performance Shares, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of AMB Common Stock), and, from and after the Topco Effective Time, will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis Performance Shares immediately prior to the Topco Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the applicable ProLogis Share Plan (including any applicable award agreements or other agreements or other documents evidencing such ProLogis Performance Shares) immediately prior to the Topco Effective Time.
               (v)     ProLogis ESPP.  The Board of Trustees of ProLogis shall adopt such resolutions or take such other actions as may be required to provide that with respect to ProLogis’s Employee Stock Purchase Plan (the “ProLogis ESPP”): (A) participants in the ProLogis ESPP (“ESPP Participants”) may not increase their payroll deductions under the ProLogis ESPP from those in effect on the date of this Agreement; (B) no new ESPP

Participants may commence participation in the ProLogis ESPP following the date of this Agreement; (C) all participation in and purchases under the ProLogis ESPP shall be suspended effective as of the earlier of (I) June 30, 2010 or (II) ProLogis’s payroll period ending immediately prior to the Topco Effective Time but in no event less than 10 business days prior to the Topco Effective Time (the “ESPP Suspension Date”), such that the offering period in effect as of the date of the Agreement will be the final offering period under the ProLogis ESPP until otherwise determined by the Board of Directors of the Surviving Corporation after the Topco Effective Time; and (D) with respect to any offering period under the ProLogis ESPP in effect as of the date of the Agreement, ProLogis shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of ProLogis Common Shares in accordance with the terms of the ProLogis ESPP unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the ProLogis ESPP. Any cash remaining in the ProLogis ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to ProLogis ESPP participants promptly following the ESPP Suspension Date.
               (vi)     General.  Prior to the Topco Effective Time, ProLogis and AMB agree that ProLogis shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section. From and after the Topco Effective Time, unless the compensation committee of the Board of Directors of the Surviving Corporation determines otherwise, all references to ProLogis in each ProLogis Share Plan and in each agreement evidencing any ProLogis Options, ProLogis RSUs, ProLogis DEUs, or any other ProLogis equity-based award, including any ProLogis Performance Shares, shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to the Surviving Corporation and its Subsidiaries and (B) for all other purposes, to refer to the Surviving Corporation.
               (b)     Employee Matters.
               (i)     From and after the Topco Effective Time, the AMB Benefit Plans and the ProLogis Benefit Plans in effect as of the Topco Effective Time (other than the ProLogis Share Plans) shall remain in effect with respect to employees and former employees of AMB or ProLogis and their Subsidiaries (the “Surviving Corporation Employees”), respectively, covered by or eligible for such plans at the Topco Effective Time, until such time as the Surviving Corporation shall otherwise determine, subject to applicable Laws and the terms of such plans; provided that nothing herein shall prohibit any amendment, modification or termination of any such AMB Benefit Plans, ProLogis Benefit Plans, arrangements or agreements in accordance with their terms as in effect immediately prior to the Topco Effective Time or the termination of the employment of any AMB Employee or ProLogis Employee to the extent permitted by applicable Law.
               (ii)     With respect to any Benefit Plans in which any Surviving Corporation Employees who were employees of AMB or ProLogis (or their Subsidiaries) prior to the Topco Effective Time first become eligible to participate on or after the Topco Effective Time, and in which such Surviving Corporation Employees did not participate prior to the Topco Effective Time (the “New Plans”), the Surviving Corporation shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Surviving Corporation Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Topco Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous AMB Benefit Plan or ProLogis Benefit Plan, as the case may be; (B) provide each Surviving Corporation Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Topco Effective Time under an AMB Benefit Plan or ProLogis Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Topco Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and (C) recognize all service of the Surviving Corporation Employees with ProLogis and AMB, and their respective affiliates, for all purposes (including for purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans benefit accrual) in any New Plan in which such employees may be eligible to participate after the Topco Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.
               (iii)     ProLogis and AMB agree that (A) the consummation of the transactions contemplated by this Agreement, including the Mergers, shall constitute a “change of control”, “change in control” or term of similar import for purposes of all of the AMB Benefit Plans; (B) except as set forth in Section 5.6(b)(iii) of the ProLogis Disclosure Letter, the consummation of the transactions contemplated by this Agreement, including the Mergers, shall not constitute a “change of control”, “change in control” or term of similar import for purposes of any of the ProLogis Benefit Plans; and (C) AMB shall take the actions set forth in Section 5.6(b)(iii) of the AMB Disclosure Letter. Effective as of the Topco Effective Time, the Surviving Corporation shall assume all of ProLogis’s rights, powers, duties and obligations under each of the agreements set forth in Section 5.6(b)(iii) of the ProLogis Disclosure Letter and shall be substituted for ProLogis thereunder for all purposes.
               (iv)     Except as otherwise specifically provided herein, the provisions of this Section 5.6(b) are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any AMB Benefit Plan, ProLogis Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
          5.7.     Fees and Expenses.  Whether or not the Topco Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that (a) if the Topco Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Topco Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 and in connection with any filings required under the Laws governing antitrust or merger control matters related to the transactions contemplated by this Agreement shall be shared equally by AMB and ProLogis.
          5.8.     Governance.  (a) AMB and the Board of Directors of AMB shall take all actions necessary so that, as of the Topco Effective Time, the number of directors that will comprise the full Board of Directors of the Surviving Corporation shall be 11. The members of the initial Board of Directors of the Surviving Corporation as of the Topco Effective Time shall consist of (i) the current Chief Executive Officer of AMB, (ii) the current Chief Executive Officer of ProLogis, (iii) four individuals to be selected by the current members of the Board of Directors of AMB (in addition to the current Chief Executive Officer of AMB), which four members shall be designated by AMB no later than February 28, 2011, following consultation with the Board of Trustees of ProLogis, and (iv) five individuals to be selected by the current members of the Board of Trustees of ProLogis (in addition to the current Chief Executive Officer of ProLogis), which five members shall be designated by ProLogis no later than February 28, 2011, following consultation with the Board of Directors of AMB. In the event that, prior to the Closing, (A) any designee of AMB to the Board of Directors of the Surviving Corporation is unable to serve on the Board of Directors of the Surviving Corporation, a replacement shall be designated by the independent members of the Board of Directors of AMB, following consultation with the Board of Trustees of ProLogis, or (B) any designee of ProLogis to the Board of Directors of the Surviving Corporation is unable to serve on the Board of Directors of the Surviving Corporation, a replacement shall be designated by the independent members of the Board of Trustees of ProLogis, following consultation with the Board of Directors of AMB. Beginning at the Topco Effective Time, and until his resignation or replacement in such position in accordance with the Bylaws of the Surviving Corporation, Mr. Irving F. Lyons, III will become the lead independent director of the Surviving Corporation.
               (b)     The Board of Directors of the Surviving Corporation will have four committees, consisting of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating & Governance Committee (which will include in its charter the current responsibilities of ProLogis’s Corporate Responsibility Committee). The representation of the individuals designated by ProLogis and the individuals designated by AMB on the Board of Directors of the Surviving Corporation will be duplicated as nearly as possible on each committee of the Board of Directors of the Surviving Corporation, and ProLogis and AMB shall mutually agree upon and designate the prospective members of the committees of the Board of Directors of the Surviving Corporation, and the chairs of such committees, by no later than February 28, 2011. The Executive Committee will meet and act separately only if board action is required, the Board of Directors of the Surviving Corporation is unavailable and the matter is time-sensitive, as set forth in the Bylaws of the Surviving Corporation. In the event that, prior to the Closing, (i) any committee designee of AMB is unable to serve on such committee, a replacement shall be designated by the independent members of the Board of Directors of AMB, following consultation with the Board of Trustees of ProLogis, or (ii) any committee designee of ProLogis is unable to serve on such committee, a replacement shall be designated by the independent members of the Board of Trustees of ProLogis, following consultation with the Board of Directors of AMB.
               (c)     At or prior to the Topco Effective Time, the Board of Directors or officers of AMB shall take such actions as are necessary to cause the persons indicated in Exhibit B to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Topco Effective Time.
               (d)      Effective as of the Topco Effective Time, (i) the current Chief Executive Officer of AMB shall be the non-executive Chairman of the Board and (ii) the current Chief Executive Officer of ProLogis shall be the chairman of the Executive Committee of the Board of Directors of the Surviving Corporation.
               (e)      Subject to the rights of the Board of Directors of the Surviving Corporation as set forth in the Bylaws of the Surviving Corporation, on December 31, 2012: (i) the employment of Walter C. Rakowich shall automatically terminate, without action by the Board of Directors of the Surviving Corporation or any other person or party, and he shall thereupon retire as co-Chief Executive Officer and as a Director of the Surviving Corporation, and Hamid R. Moghadam shall then become the sole Chief Executive Officer (and shall remain non-executive Chairman of the Board) of the Surviving Corporation, and (ii) the employment of William E. Sullivan shall automatically terminate, without action by the Board of Directors of the Surviving Corporation or any other person or party, and he shall thereupon retire as Chief Financial Officer of the Surviving Corporation and Thomas S. Olinger will become the Chief Financial Officer of the Surviving Corporation.
               (f)      The headquarters of the Surviving Corporation will be located in San Francisco, California. ProLogis’s existing headquarters facilities in Denver, Colorado will become the operations headquarters of the Surviving Corporation.
               (g)      The common stock of the Surviving Corporation will trade under the ticker symbol “PLD.”
               (h)      The logo of the Surviving Corporation shall be ProLogis’s current logo.
          5.9.      Exculpation; Indemnification; Directors’ and Officers’ Insurance.   (a) From and after the Topco Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Topco Effective Time, an officer, director or trustee of AMB, ProLogis or their respective Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, trustee or officer of AMB, ProLogis or their respective Subsidiaries, or was prior to the Topco Effective Time serving at the request of any such party as a trustee, director, officer, partner, officer or employee of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Topco Effective Time, whether asserted or claimed prior to, or at or after, the Topco Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are exculpated or indemnified or have the right to advancement of expenses as of the date of this Agreement by AMB, ProLogis or any of their respective Subsidiaries pursuant to any of their organizational documents in existence on the date hereof.

               (b)      Prior to the Topco Effective Time, each of AMB and ProLogis shall use reasonable best efforts to obtain and fully pay for a “tail” prepaid insurance policies with a claim period of six (6) years from and after the Topco Effective Time from an insurance carrier believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary insurance (“AMB D&O Insurance” and “ProLogis D&O Insurance”) for the current and former directors, trustees and officers of AMB, ProLogis and their respective Subsidiaries as to such Persons’ status as a director, trustee or officer of AMB, ProLogis or their respective Subsidiaries and for facts or events that occurred at or prior to the Topco Effective Time, which AMB D&O Insurance and ProLogis D&O Insurance (i) shall not have an annual premium in excess of 250% of the last annual premium paid by AMB (in the case of AMB D&O Insurance) or ProLogis (in the case of ProLogis D&O Insurance) (250% of such last annual premium paid by AMB, the “AMB Maximum Premium” and 250% of such last annual premium paid by ProLogis, the “ProLogis Maximum Premium”) prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB (in the case of the AMB D&O Insurance) and ProLogis (in the case of the ProLogis D&O Insurance) with respect to matters existing or occurring prior to the Topco Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB or ProLogis cannot be obtained or can be obtained only by paying an annual premium in excess of the AMB Maximum Premium (in the case of the AMB D&O Insurance) or the ProLogis Maximum Premium (in the case of the ProLogis D&O Insurance), AMB, ProLogis and the Surviving Corporation, as the case may be, shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the AMB Maximum Premium (in the case of the AMB D&O Insurance) or the ProLogis Maximum Premium (in the case of the ProLogis D&O Insurance), and (iii) the Surviving Corporation after the Topco Effective Time shall maintain such policies in full force and effect for its full six (6) year term and to continue to honor its respective obligations thereunder. If AMB or ProLogis for any reason fails to obtain such “tail” prepaid insurance as of the Topco Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six (6) years from and after the Topco Effective Time for the current and former directors, trustees and officers of AMB, ProLogis and their respective Subsidiaries as to such Persons’ status as a director, trustee or officer with AMB, ProLogis or their respective Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Topco Effective Time, the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB and ProLogis, which insurance (i) shall not have an annual premium in excess of the AMB Maximum Premium (in the case of the AMB insurance) or the ProLogis Maximum Premium (in the case of the ProLogis insurance), (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB and ProLogis, as applicable, with respect to matters existing or occurring prior to the Topco Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the AMB Maximum Premium or the ProLogis Maximum Premium, as applicable, the

Surviving Corporation shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the AMB Maximum Premium or the ProLogis Maximum Premium, as applicable, and (iii) the Surviving Corporation shall maintain such policies in full force and effect for its full six (6) year term and continue to honor its obligations thereunder.
               (c)      If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.
               (d)      The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
               (e)      The Surviving Corporation will enter into indemnification agreements with each member of its board of directors and its executive officers, to the extent that such member of the board of directors or executive officer does not have an indemnification agreement with the Surviving Corporation as of immediately prior to the Topco Effective Time.
          5.10.     Dividends.  (a) From and after the date of this Agreement until the earlier of the Topco Effective Time and termination of this Agreement, none of AMB, ProLogis or New Pumpkin shall make, declare or set aside any dividend or other distribution to its respective stockholders or shareholders without the prior written consent of AMB (in the case of ProLogis or New Pumpkin) or ProLogis (in the case of AMB); provided, however, that the written consent of the other party shall not be required for the authorization and payment of (i) distributions at their respective stated dividend or distribution rates with respect to AMB Preferred Stock and ProLogis Preferred Shares and (ii) quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement with respect to each of the shares of AMB Common Stock and ProLogis Common Shares, respectively (it being agreed that the timing of any such quarterly distributions will be coordinated so that, if either the holders of AMB Common Stock or the holders of ProLogis Common Shares receives a distribution for a particular quarter prior to the Closing Date, then the holders of ProLogis Common Shares and the holders of AMB Common Stock, respectively, shall receive a distribution for such quarter prior to the Closing Date); provided, however, that the record and payment dates for ProLogis’s and AMB’s distributions pursuant to this Section 5.10(a) shall be the same as the other party’s record and payment dates.
               (b)      Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of AMB and ProLogis, as applicable, shall be permitted to declare and pay a dividend to its stockholders or shareholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).
               (c)      If either party determines that it is necessary to declare a REIT Dividend, it shall notify the other party at least 20 days prior to the date for the AMB Stockholders Meeting, in the case of a declaration by AMB, or the ProLogis Shareholders Meeting, in the case of a declaration by ProLogis, and such other party shall be entitled to declare a dividend per share payable (i) in the case of AMB, to holders of AMB Common Stock, in an amount per share of AMB Common Stock equal to the quotient obtained by dividing (A) the REIT Dividend declared by ProLogis with respect to each ProLogis Common Share by (B) the Exchange Ratio and (ii) in the case of ProLogis, to holders of ProLogis Common Shares, in an amount per ProLogis Common Share equal to the product of (x) the REIT Dividend declared by AMB with respect to each share of AMB Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10(c) shall be the close of business on the last Business Day prior to the Closing Date.
               (d)      If, and to the extent, the terms of any series of AMB Preferred Stock or ProLogis Preferred Shares require the payment of a dividend or other distribution by reason of a payment of a REIT Dividend or a dividend paid pursuant to Section 5.10(c), AMB or ProLogis, as applicable, shall declare and pay any such required dividends or other distributions.
          5.11.      Public Announcements.   AMB and ProLogis shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 5.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its stockholder or shareholder lists and allow and facilitate the other party’s contact with its stockholders or shareholders and prospective investors and following a Change in AMB Recommendation or Change in ProLogis Recommendation, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.11.
          5.12.      Additional Agreements.   In case at any time after the Topco Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of AMB, ProLogis or New Pumpkin, the proper officers, directors and trustees of each party to this Agreement shall take all such necessary action.
          5.13.      Tax Matters.  AMB, ProLogis and New Pumpkin agree to use their reasonable best efforts to cause each of the ProLogis Merger and the Topco Merger to qualify as a

“reorganization” within the meaning of Section 368(a) of the Code. ProLogis, as a domestic eligible entity with a single owner, shall elect pursuant to Treasury Regulation Section 301.7701-3(c) to be disregarded as an entity separate from its owner effective no later than the Business Day immediately after the date of the ProLogis Effective Time and shall file not later than the Business Day immediately after the date of the ProLogis Effective Time a properly completed and executed Form 8832 with the IRS to effect such election.
          5.14.      Financing Cooperation.   The parties hereto shall cooperate in good faith to implement necessary or appropriate arrangements under each party’s indentures or other indebtedness with respect to financing matters concerning ProLogis, AMB and the Surviving Corporation.
ARTICLE VI
CONDITIONS PRECEDENT
          6.1.      Conditions to Each Party’s Obligation.   The respective obligation of each party to effect the Mergers shall be subject to the satisfaction prior to the Closing Date of the following conditions:
               (a)      Stockholder Approval.   AMB shall have obtained the AMB Required Vote, and ProLogis shall have obtained the ProLogis Required Vote.
               (b)      NYSE Listing.   The shares of (i) AMB Common Stock, AMB Series R Preferred Stock and AMB Series S Preferred Stock to be issued in the Topco Merger, (ii) AMB Common Stock to be reserved for issuance upon exercise or settlement of ProLogis Share Options, ProLogis RSUs, ProLogis Performance Shares and ProLogis DEUs, (iii) AMB Common Stock to be reserved for issuance upon exchange or redemption of ProLogis Partnership Units by a limited partner in a ProLogis Partnership pursuant to the partnership agreement of the applicable ProLogis Partnership, and (iv) AMB Common Stock to be reserved for issuance upon the conversion or exchange of ProLogis’s convertible debt outstanding as of the date of this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.
               (c)      Form S-4.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
               (d)      No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, by any Governmental Entity of competent jurisdiction which makes the consummation of the Mergers illegal.
               (e)      Regulatory Approvals.  Any regulatory approval or waiting period required in connection with the transactions contemplated by this Agreement shall have been obtained or met and shall remain in full force and effect, except to the extent that the failure to obtain such approval or meet such waiting period would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, fi-

nancial condition or results of operations of AMB, ProLogis and their Subsidiaries, on a combined basis.
          6.2.      Conditions to Obligations of AMB.   The obligation of AMB to effect the Topco Merger is subject to the satisfaction of the following conditions unless waived by AMB:
               (a)      Representations and Warranties.   (i) The representations and warranties of ProLogis set forth in Section 3.2(b) and Section 3.2(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of ProLogis set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “ProLogis Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.
               (b)      Performance of Obligations of ProLogis Entities.   Each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (c)      Tax Opinion.   AMB shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz (or other AMB counsel reasonably satisfactory to ProLogis), in form and substance reasonably satisfactory to AMB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Topco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of ProLogis and AMB, reasonably satisfactory in form and substance to it.
               (d)      REIT Opinion.   ProLogis shall have received a tax opinion of Mayer Brown LLP (or other ProLogis counsel reasonably satisfactory to AMB), dated as of the Closing Date, in form and substance reasonably satisfactory to AMB, opining that, commencing with ProLogis’s taxable year ended December 31, 1993, ProLogis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in a certificate of officers of ProLogis.
               (e)      Closing Certificate.   AMB shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and Chief Financial Officer of ProLogis, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

          6.3.      Conditions to Obligations of ProLogis.   The obligation of ProLogis to effect the Mergers is subject to the satisfaction of the following conditions unless waived by ProLogis:
               (a)      Representations and Warranties.   (i) The representations and warranties of AMB set forth in Section 3.1(b) and Section 3.1(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of AMB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “AMB Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.
               (b)      Performance of Obligations of AMB.   Each of AMB and AMB LP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (c)      Tax Opinion.   ProLogis shall have received the opinion of its counsel, Mayer Brown LLP (or other ProLogis counsel reasonably satisfactory to AMB), in form and substance reasonably satisfactory to ProLogis, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of ProLogis and AMB, reasonably satisfactory in form and substance to it.
               (d)      REIT Opinion.   AMB shall have received a tax opinion of Latham & Watkins LLP (or other AMB counsel reasonably satisfactory to ProLogis), dated as of the Closing Date, in form and substance reasonably satisfactory to ProLogis, opining that, commencing with AMB’s taxable year ended December 31, 1997, AMB has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in a certificate of officers of AMB.
               (e)      Closing Certificate.   ProLogis shall have received a certificate signed on behalf of AMB by the Chief Executive Officer and Chief Financial Officer of AMB, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION AND AMENDMENT
          7.1.      Termination.   This Agreement may be terminated at any time prior to the Topco Effective Time, by action taken or authorized by the Board of Directors or Board of Trus-

tees, as applicable, of the terminating party or parties, whether before or after approval of the Mergers by the stockholders of AMB or shareholders of ProLogis:
               (a)      by mutual consent of AMB and ProLogis in a written instrument;
               (b)      by either AMB or ProLogis, upon written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;
               (c)      by either AMB or ProLogis, upon written notice to the other party, if the Mergers shall not have been consummated on or before September 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;
               (d)      by AMB, upon written notice to ProLogis, (i) upon a Change in ProLogis Recommendation, (ii) if the ProLogis Shareholders Meeting shall not have been called and held as required by Section 5.1(c), or (iii) upon a material breach by ProLogis of its obligations pursuant to Section 5.4;
               (e)      by ProLogis, upon written notice to AMB, (i) upon a Change in AMB Recommendation, (ii) if the AMB Stockholders Meeting shall not have been called and held as required by Section 5.1(b), or (iii) upon a material breach by AMB of its obligations pursuant to Section 5.4;
               (f)      by either AMB or ProLogis, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, unless such breach is reasonably capable of being cured, and the other party shall continue to use its reasonable best efforts to cure such breach, prior to September 30, 2011; or
               (g)      by either AMB or ProLogis, if the AMB Required Vote or ProLogis Required Vote shall not have been obtained upon a vote taken thereon at the duly convened AMB Stockholders Meeting or ProLogis Shareholders Meeting, as the case may be.
          7.2.      Effect of Termination.   (a) In the event of termination of this Agreement by either AMB or ProLogis as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of AMB or ProLogis or their respective officers, directors or trustees, except with respect to Section 5.2(b), Section 5.7, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be re-

lieved or released from any liabilities or damages arising out of its fraud or willful and material breach of this Agreement.
               (b)     AMB shall pay ProLogis, by wire transfer of immediately available funds, the AMB Termination Fee in the following circumstances as described below:
               (i)     if (A) ProLogis shall terminate this Agreement pursuant to Section 7.1(e)(ii) and (B) at any time after the date of this Agreement but prior to the date of such termination, an Acquisition Proposal for AMB shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of AMB and not withdrawn prior to the date of such termination, then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after termination of this Agreement;
               (ii)     if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the AMB Required Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the AMB Stockholders Meeting, an Acquisition Proposal for AMB shall have been publicly announced and not withdrawn prior to the date of the AMB Stockholders Meeting, then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after termination of this Agreement;
               (iii)     if (A) ProLogis shall terminate this Agreement pursuant to Section 7.1(e)(i) and (B) within twelve (12) months of the date of such termination of this Agreement, AMB or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after the earlier of execution of such agreement or consummation of such Acquisition Proposal (it being understood that, for purposes of this clause (iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “35% or more”); or
               (iv)     if ProLogis shall terminate this Agreement pursuant to Section 7.1(e)(iii), then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after the termination of this Agreement.
               (c)     ProLogis shall pay AMB, by wire transfer of immediately available funds, the ProLogis Termination Fee in the following circumstances as described below:
               (i)     if (A) AMB shall terminate this Agreement pursuant to Section 7.1(d)(ii), and (B) at any time after the date of this Agreement but prior to the date of such termination, an Acquisition Proposal for ProLogis shall have been publicly announced or otherwise communicated to the senior management or Board of Trustees of ProLogis and not withdrawn prior to the date of such termination, then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after termination of this Agreement;

               (ii)     if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the ProLogis Required Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the date of the ProLogis Shareholders Meeting, an Acquisition Proposal for ProLogis shall have been publicly announced and not withdrawn prior to the date of the ProLogis Shareholders Meeting, then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after termination of this Agreement;
               (iii)     if (A) AMB shall terminate this Agreement pursuant to Section 7.1(d)(i), and (B) within twelve (12) months of the date of such termination of this Agreement, ProLogis or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after the earlier of execution of such agreement or consummation of such Acquisition Proposal (it being understood that, for purposes of this clause (iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “35% or more”); or
               (iv)     if AMB shall terminate this Agreement pursuant to Section 7.1(d)(iii), then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after termination of this Agreement.
               (d)     If AMB shall terminate this Agreement pursuant to (i) Section 7.1(d)(i) due solely to a Change in ProLogis Recommendation pursuant to Section 5.4(b)(v), or (ii) Section 7.1(f), ProLogis shall pay the AMB Expenses to AMB within three Business Days after termination of this Agreement.
               (e)     If ProLogis shall terminate this Agreement pursuant to (i) Section 7.1(e)(i) due solely to a Change in AMB Recommendation pursuant to Section 5.4(b)(v), or (ii) Section 7.1(f), AMB shall pay the ProLogis Expenses to ProLogis within three Business Days after termination of this Agreement.
               (f)     In no event shall this Section 7.2 require (i) AMB to pay any amount in excess of the sum of the AMB Termination Fee plus the ProLogis Expenses, or (ii) ProLogis to pay any amount in excess of the sum of the ProLogis Termination Fee plus the AMB Expenses, in each case except as set forth in Section 7.2(g) or in the case of such party’s fraud or willful and material breach of this Agreement.
               (g)     If either AMB or ProLogis fails to pay all amounts due to the other party under this Section 7.2 on the dates specified, then either AMB or ProLogis, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.

               (h)     The “AMB Termination Fee” shall be an amount equal to the lesser of (i) the AMB Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to ProLogis without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) ProLogis has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of ProLogis which was not Qualifying Income), in each case as determined by independent accountants to ProLogis. Notwithstanding the foregoing, in the event ProLogis receives Tax Guidance providing that ProLogis’s receipt of the AMB Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the AMB Termination Fee shall be an amount equal to the AMB Base Amount and AMB shall, upon receiving notice that ProLogis has received the Tax Guidance, pay to ProLogis the unpaid AMB Base Amount within five Business Days. In the event that ProLogis is not able to receive the full AMB Base Amount due to the above limitations, AMB shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to ProLogis unless and until ProLogis receives either one or a combination of the following once or more often: (i) a letter from ProLogis’s independent accountants indicating the maximum amount that can be paid at that time to ProLogis without causing ProLogis to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events AMB shall pay to ProLogis the lesser of the unpaid AMB Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after AMB has been notified thereof. The obligation of AMB to pay any unpaid portion of the AMB Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of AMB to pay the AMB Termination Fee terminates shall be released to AMB. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)—(H) and 856(c)(3)(A)—(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS. The “AMB Base Amount” shall mean, (i) in the case of a payment owing pursuant to Section 7.2(e), the Expenses of ProLogis, and (ii) in the case of a payment owing pursuant to Section 7.2(b), the sum of (A) $210,000,000 and (B) the Expenses of ProLogis.
          The “ProLogis Termination Fee” shall be an amount equal to the lesser of (i) the ProLogis Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to AMB without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) AMB has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of AMB which was not Qualifying Income), in each case as determined by independent accountants to AMB. Notwithstanding the foregoing, in the event AMB receives Tax Guidance providing that AMB’s receipt of the ProLogis Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the ProLogis Termination Fee shall be an amount equal to the ProLogis Base Amount and ProLogis shall, upon receiving notice that AMB has received the Tax Guidance, pay to AMB the unpaid ProLogis Base Amount within five Business Days. In the event that AMB is not able to receive the full ProLogis Base Amount due to the above limitations, ProLogis shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to AMB unless and until AMB receives either one or a combination of the following once or more often: (i) a letter from AMB’s independent accountants indicating the maximum amount that can be paid at that time to AMB without causing AMB to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events ProLogis shall pay to AMB the lesser of the unpaid ProLogis Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after ProLogis has been notified thereof. The obligation of ProLogis to pay any unpaid portion of the ProLogis Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of ProLogis to pay the ProLogis Termination Fee terminates shall be released to ProLogis. The “ProLogis Base Amount” shall mean (i) in the case of a payment owing pursuant to Section 7.2(d), the Expenses of AMB, and (ii) in the case of a payment owing pursuant to Section 7.2(c), the sum of (A) $315,000,000 and (B) the Expenses of AMB.
          7.3.     Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of AMB or shareholders of ProLogis, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without such further approval by such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          7.4.     Extension; Waiver.  At any time prior to the Topco Effective Time, the parties hereto, by action taken or authorized by the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE VIII
GENERAL PROVISIONS
          8.1.     Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Topco Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Topco Effective Time.

          8.2.     Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or telefacsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.
          (a) if to AMB or AMB LP, to:
AMB Property Corporation
Pier 1, Bay 1
San Francisco, California   94111
Attention:  General Counsel
Fax No.:    (415) 394-9000
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York   10019
Attention:  Adam O. Emmerich
Robin Panovka
David K. Lam
Fax No.: (212) 403-2000
E-mail: aoemmerich@wlrk.com
rpanovka@wlrk.com
dklam@wlrk.com
(b) if to ProLogis, Upper Pumpkin, New Pumpkin or Pumpkin LLC, to:
ProLogis
4545 Airport Way
Denver, Colorado   80239
Attention:   General Counsel
Fax No.:     (303) 567-5761
with copies to:
Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, Illinois   60601
Attention:   Michael T. Blair
Fax No.:     (312) 899-0361
E-mail:     blairm@gtlaw.com
and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward J. Schneidman
Fax No.:   (312) 706-8200
E-mail:     eschneidman@mayerbrown.com
          8.3.      Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.
          8.4.      Counterparts.   This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
          8.5.      Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) except as provided in Section 5.9(d) or as otherwise provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
          8.6.      Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).
          8.7.      Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          8.8.      Assignment.   Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
          8.9.      Submission to Jurisdiction.   Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in a Maryland state court or, if such action, suit or proceeding may not be brought in such court for reasons of subject matter jurisdiction, in a federal court of the United States located in the State of Maryland. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          8.10.      Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.
          8.11.      WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX
DEFINITIONS
               “AMB II Partnership Agreement” means the Fifteenth Amended and Restated Agreement of Limited Partnership of AMB Property II, L.P., dated as of February 19, 2010, as amended from time to time.
               “AMB II Partnership Unit” has the meaning assigned to “Partnership Unit” in the AMB II Partnership Agreement.
               “AMB Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of AMB and its Subsidiaries, taken as a whole; provided, however, that an AMB Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of ProLogis; (g) any failure by AMB to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of an AMB Material Adverse Effect may be taken into account in determining whether there has been an AMB Material Adverse Effect); (h) any change in the price or trading volume of AMB Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of an AMB Material Adverse Effect may be taken into account in determining whether there has been an AMB Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement; and (j) the outcome of any litigation, claim or other proceeding described in the AMB Disclosure Letter or specifically disclosed in the AMB SEC Documents; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of AMB and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on AMB and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether an AMB Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause AMB to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered an AMB Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

               “AMB Partnership Agreement” means the Twelfth Amended and Restated Agreement of Limited Partnership of AMB LP, dated as of August 25, 2006, as amended from time to time.
               “AMB Partnership Unit” has the meaning assigned to “Partnership Unit” in the AMB Partnership Agreement.
               “AMB Property II” means AMB Property II, L.P., a Delaware limited partnership.
               “Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plan, program, policy, agreement or arrangement.
               “Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed.
               “Contract” means any contract, agreement, lease, license, note, bond, mortgage, indenture, commitment or other instrument or obligation.
               “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, Benefit Plans, in the case of the Controlled Group Liabilities relating to AMB and its Affiliates, set forth on Section 3.1(j)(i) of the AMB Disclosure Letter and, in the case of the Controlled Group Liabilities relating to ProLogis and its Affiliates, set forth on Section 3.2(j)(i) of the ProLogis Disclosure Letter.
               “Environmental Laws” means any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (e) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               “Expenses” of any party means the cash amount necessary to fully reimburse such party and its Subsidiaries for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Mergers, the Contribution, the Issuance, the preparation of this Agreement, their due diligence investigation of the other party and the transactions contemplated by this Agreement (including any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including (a) all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and other Representatives), accountants, experts and consultants to such party and its Subsidiaries in connection with the Mergers, the Contribution, the Issuance, the preparation of this Agreement, their due diligence investigation of the other parties and the transactions contemplated by this Agreement and (b) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and other Representatives) in connection with any refinancing of any indebtedness of either party, or anticipated indebtedness of the Surviving Corporation, or any of the other transactions contemplated by this Agreement; provided, however, that the aggregate amount of the Expenses of any party for purposes of this Agreement shall not exceed $20,000,000.
               “GAAP” means United States generally accepted accounting principles.
               “Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.
               “IRS” means the U.S. Internal Revenue Service or any successor agency.
               “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.
               “Lien” means any lien, claim, pledge, option, charge, security interest, deed of trust, mortgage, restriction or encumbrance of any kind or nature whatsoever.
               “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.
               “ProLogis Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of ProLogis and its Subsidiaries, taken as a whole; provided, however, that a ProLogis Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, joint venture partner or similar relationships, including as a result of the identity of AMB; (g) any failure by ProLogis to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a ProLogis Material Adverse Effect may be taken into account in determining whether there has been a ProLogis Material Adverse Effect); (h) any change in the price or trading volume of ProLogis Common Shares (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a ProLogis Material Adverse Effect may be taken into account in determining whether there has been a ProLogis Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement; and (j) the outcome of any litigation, claim or other proceeding described in the ProLogis Disclosure Letter or specifically disclosed in the ProLogis SEC Documents; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of ProLogis and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on ProLogis and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether a ProLogis Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause ProLogis to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a ProLogis Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
               “ProLogis Partnerships” means ProLogis Fraser, L.P. and ProLogis Limited Partnership I.
               “ProLogis Partnership Unit” has the meaning assigned to “Partnership Unit” in the governing document for the relevant ProLogis Partnership.

               “Refinancing Debt” means indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding indebtedness (including the principal amount, accrued interest and premium, if any, of such indebtedness plus any fees and expenses incurred in connection with such refinancing); provided that such new indebtedness does not mature prior to the stated maturity of the indebtedness to be refinanced or refunded, and that: (1) the material terms and conditions of the indebtedness to be refinanced are at competitive market terms and (2) the aggregate principal amount of such new indebtedness does not exceed the aggregate principal amount of the indebtedness to be refinanced.
               “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
               “Representatives” means, with respect to any Person, such Person’s officers, trustees, directors, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).
               “SEC” means the U.S. Securities and Exchange Commission.
               “Significant Subsidiary” means any Subsidiary of AMB or ProLogis, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.
               “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.
               “Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.
               “Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of AMB or ProLogis (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Rele-

vant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; (iii) any persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guaranty or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt; and/or (iv) any other agreement that would require any Relevant Partnership or the general partner of such Relevant Partnership or any Subsidiary of such Relevant Partnership to consider separately the interests of the limited partners of such Relevant Partnership or the holder of interests in such Subsidiary in connection with any transaction or other action.
               “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
               “to AMB’s knowledge” or “to the knowledge of AMB” means the actual knowledge of any of the persons listed in Section 9.1 of the AMB Disclosure Letter.
               “to ProLogis’s knowledge” or “to the knowledge of ProLogis” means the actual knowledge of any of the persons listed in Section 9.1 of the ProLogis Disclosure Letter.
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, AMB, AMB LP, ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

AMB PROPERTY CORPORATION
By:	/s/ Hamid R. Moghadam
	Name:	Hamid R. Moghadam
	Title:	Chairman of the Board and Chief Executive Officer

AMB PROPERTY, L.P.
By:	AMB Property Corporation, its sole general partner

By:	/s/ Hamid R. Moghadam
	Name:	Hamid R. Moghadam
	Title:	Chairman of the Board and Chief Executive Officer

PROLOGIS
By:	/s/ Walter C. Rakowich
	Name:	Walter C. Rakowich
	Title:	Chief Executive Officer

UPPER PUMPKIN LLC
By:	/s/ Walter C. Rakowich
	Name:	Walter C. Rakowich
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

NEW PUMPKIN INC.
By:	/s/ Walter C. Rakowich
	Name:	Walter C. Rakowich
	Title:	Chief Executive Officer

PUMPKIN LLC
By:	/s/ Walter C. Rakowich
	Name:	Walter C. Rakowich
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A TO MERGER AGREEMENT
SEVENTH AMENDED AND RESTATED
BYLAWS
of
PROLOGIS INC.
ARTICLE I
OFFICES
     Section 1. The principal executive office of ProLogis Inc., a Maryland corporation (the “Corporation”), shall be located at such place or places as the board of directors may designate.
     Section 2. The Corporation may also have offices at such other places as the board of directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
     Section 1. All meetings of the stockholders shall be held at such place as may be fixed from time to time by the board of directors and stated in the notice of the meeting.
     Section 2. An annual meeting of stockholders shall be held on such date and at such time as may be determined from time to time by resolution adopted by the board of directors, at which the stockholders shall elect a board of directors, and transact such other business as may properly be brought before the meeting in accordance with these bylaws. To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors, or (iii) otherwise brought before the annual meeting by a stockholder of the Corporation entitled to vote on the matter at the meeting who complies with the notice procedures set forth in this Section 2 of Article II and who was a stockholder of record both at the time of giving of notice provided for in this Section 2 of Article II and at the time of the annual meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for action by the stockholders and the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not more than one hundred twenty (120) days prior to the date of the annual meeting and not less than the later of ninety (90) days prior to the date of the annual meeting or, if less than one hundred (100) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. In no event shall any postponement or adjournment of an annual meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business and any material interest of any Stockholder Associated Person (as defined below) in such business, individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, and (b) as to the stockholder giving the notice and any Stockholder Associated Person (i) the name and record address (and current address, if different) of the stockholder and the Stockholder Associated Person, (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned or owned of record by the stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and the number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation, and a general description of whether and the extent to which such stockholder or such Stockholder Associated Person has engaged in such activities with respect to shares of stock or other equity interests of any other company, and (iv) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of other business on the date of such stockholder’s notice. For purposes of these bylaws, “Stockholder Associated Person” shall mean, with respect to any stockholder, (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (z) any person controlling, controlled by or under common control with such Stockholder Associated Person. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2 of Article II and no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 2(a) of Article III. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2 of Article II, and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.
     Section 3. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Corporation’s charter or by these bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time until a date not more than 120 days after the original record date, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.
     Section 4. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Maryland General Corporation Law (“MGCL”) or the rules of any securities exchange on which the Corporation’s capital stock is listed or the Corporation’s charter or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.
     Section 5. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy in any manner permitted by applicable law. All proxies must be filed with the secretary of the Corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Subject to the provisions of the charter of the Corporation, each stockholder shall have one vote for each share of stock having voting power registered in his name on the books of the Corporation on the record date set by the board of directors as provided in Section 6 of Article V.
     Section 6.
     a. Subject to clause (d) below of this Section 6 of Article II, a favorable vote of a majority of the aggregate of (x) the votes cast “for” a director nominee and (y) the votes cast “against” a director nominee (or if directors are to be elected upon a favorable vote of a majority of the votes cast but in such circumstances stockholders generally are not offered the opportunity to cast a vote “against” a director nominee but instead are offered the opportunity to “withhold” votes, any votes designated to be “withheld” from voting in respect of a director nominee, which for these limited purposes will be deemed a vote cast and have the affect of a vote “against”), at a meeting of the stockholders duly called and held at which a quorum is present, shall be required to elect such director nominee. For purposes of determining whether a director nominee has received a favorable vote of a majority of the aggregate of the votes cast, a majority of the aggregate votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (or, if the director is nevertheless to be elected upon a favorable vote of a majority of the votes cast but stockholders generally are not offered the opportunity to cast a vote “against” the director nominee but instead are offered the opportunity to “withhold” votes, then the number of shares voted “for” a director must exceed the number of votes “withheld” from voting in respect of such director nominee, which for these limited purposes will be deemed a vote cast). A vote will be considered withheld from a director nominee only if a stockholder is provided the opportunity to and does affirmatively withhold authority to vote for such director nominee in any proxy granted by such stockholder, in any event in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of stockholders at which the election of directors is to be held or in a ballot to be submitted by such stockholder in person at such meeting. A “broker non-vote” or abstention (or similar expression) shall not in any event be deemed a vote cast for these purposes.
     b. If an otherwise incumbent director is not re-elected but would nevertheless for any reason otherwise remain in office, the director shall tender his or her resignation to the Board, subject to subsequent acceptance. The Nominating & Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision.
     c. Directors properly elected shall hold office until the next annual meeting of stockholders and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these bylaws.
     d. The foregoing to the contrary notwithstanding, in the event that the number of director nominees is expected to exceed the number of directors to be elected at a meeting (a “Contested Election”), with the determination that the number of director nominees is expected to exceed the number of directors to be elected, and, therefore, that an election of directors is a Contested Election, being made by the secretary of the Corporation as of the close of the applicable stockholder notice of nomination period set forth in Section 8 of Article II or Section 2(a) of Article III based on whether one or more stockholder notices of nomination were timely filed in accordance with Section 8 of Article II or Section 2(a) of Article III, as applicable (provided that the secretary shall also be able to consider such other facts and circumstances as may be reasonably relevant to the determination that an election of directors is a Contested Election, and provided further that any determination that an election of directors is a Contested Election shall be determinative only as to the timeliness of a stockholder notice of nomination and not otherwise as to its validity), then a plurality of all the votes cast at such meeting shall be sufficient to elect a director, and therefore, and for the avoidance of doubt, the director nominees shall not be elected at such meeting by a favorable vote of a majority of the votes cast. In such case where an election of directors is determined to be a Contested Election, stockholders shall be permitted to vote only “for” or to designate their votes to be “withheld” in respect of a director nominee, and shall not in such circumstance be permitted to vote “against” a nominee; and under such circumstances a vote designated to be “withheld”, although present for purposes of establishing the presence of a quorum, will not be deemed a vote cast or a vote “against”. If, prior to thirty days prior to the time the Corporation mails its initial proxy statement in connection with the election of directors at a meeting, one or more stockholder notices of nomination are withdrawn such that the number of nominees for election as director no longer exceeds the number of directors to be elected, then the election shall not be considered a Contested Election, but in all other cases, once an election is determined to be a Contested Election, a plurality of all the votes cast at such meeting shall be sufficient to elect a director.

     Section 7. Special meetings of the stockholders, for any purpose or purposes, unless otherwise proscribed by the charter, may be called at any time by the chief executive officer, a co-chief executive officer, the president, the chairman of the board, or by a majority of the directors, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as provided in a resolution of the board of directors or these bylaws, include the power to call such meetings. In addition, a special meeting of the stockholders of the Corporation shall be called by the secretary of the Corporation on the written request of stockholders entitled to cast at least fifty percent (50%) of all votes entitled to be cast at the meeting, except that, in the case of a special meeting called to consider any matter which is substantially the same as a matter voted on at any special meeting for the stockholders held during the preceding twelve (12) months, the secretary of the Corporation shall not be required to call any such special meeting unless requested by stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting.
     Section 8. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Where the Corporation’s notice of meeting specifies that directors are to be elected at such special meeting, nominations of persons for election to the board of directors may be made only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the board of directors, (iii) by any committee of persons appointed by the board of directors with authority therefor or (iv) by a stockholder as provided in this Section 8 of Article II. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the board of directors, any stockholder of the Corporation entitled to vote at the meeting who complies with the notice procedures set forth in this Section 8 of Article II and who was a stockholder of record both at the time of giving of notice provided for in this Section 8 of Article II and at the time of the special meeting, may nominate a person or persons, as the case may be, for election as a director as specified in the Corporation’s notice of meeting if the stockholder’s notice containing the information required by Section 2(a) of Article III shall have been delivered to or mailed and received at the principal executive offices of the Corporation not more than 120 days prior to the date of the special meeting and not less than the later of 90 days prior to the date of the special meeting or, if less than 100 days notice or prior public disclosure of the date of the meeting and of the nominees proposed by the board of directors to be elected at such meeting is given or made to stockholders, the close of business on the tenth (10th) day following the day on which such notice was mailed or such public disclosure was made. In no event shall any postponement or adjournment of a special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.
     Section 9. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 90 days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.
     Section 10. Notwithstanding any other provision of the charter of the Corporation or these bylaws, Subtitle 7 of Title 3 of the MGCL (as the same may hereafter be amended from time to time) shall not apply to the voting rights of any shares of stock of the Corporation now or hereafter held by any existing or future stockholder of the Corporation (regardless of the identity of such stockholder).
ARTICLE III
DIRECTORS
     Section 1. The board of directors shall consist of a minimum of five (5) and a maximum of thirteen (13) directors. The number of directors shall be fixed or changed from time to time, within the minimum and maximum, by the then elected directors, provided that at least a majority of the directors shall be Independent Directors, as defined from time to time by the Listing Standards of the New York Stock Exchange and any other relevant laws, rules and regulations. Any determination by the board of directors as to the qualification of any director as an “Independent Director” shall be conclusive for all purposes. Until increased or decreased by the directors pursuant to these bylaws, the exact number of directors shall be eleven (11). The directors need not be stockholders. Except as provided in Section 2 of this Article III and in Article VIII with respect to vacancies, the directors shall be elected as provided in the charter at each annual meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified or until his death, retirement, resignation or removal.
     Section 2. (a) Nominations of persons for election to the board of directors of the Corporation at the annual meeting of stockholders may be made only (i) pursuant to the Corporation’s notice of meeting; (ii) by or at the direction of the board of directors or (iii) by any committee of persons appointed by the board of directors with authority therefor or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2(a) of Article III and who was a stockholder of record both at the time of giving of notice provided for in this Section 2(a) of Article III and at the time of the annual meeting. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not more than 120 days prior to the date of the annual meeting and not less than the later of 90 days prior to the date of the annual meeting or, if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In no event shall any postponement or adjournment of an annual meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class, series and number of shares of capital stock of the Corporation which are beneficially owned or owned of record by the person, the date such shares were acquired and the investment intent of such acquisition, (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, (e) such person’s written consent to serve as a director if elected, and (f) a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Corporation’s Corporate Governance Principles (and assuming that such person would otherwise remain in office as a director notwithstanding such failure); and (ii) as to the stockholder giving the notice and any Stockholder Associated Person (a) the name and record address (and current address, if different) of the stockholder and the Stockholder Associated Person, (b) the class, series and number of shares of capital stock of the Corporation which are beneficially owned or owned of record by the stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and the number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation, and a general description of whether and the extent to which such stockholder or such Stockholder Associated Person has engaged in such activities with respect to shares of stock or other equity interests of any other company, and (d) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director on the date of such stockholder’s notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Except as may otherwise be provided in these bylaws or any other agreement relating to the right to designate nominees for election to the board of directors, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2(a) of Article III. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
     (b) Except as may otherwise be provided pursuant to Article IV of the Corporation’s charter with respect to any rights of holders of preferred stock to elect additional directors and any other requirement in these bylaws or other agreement relating to the right to designate nominees for election to the board of directors, should a vacancy in the board of directors occur or be created (whether arising through death, retirement or resignation), such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board of directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire board of directors. In the case of a vacancy created by the removal of a director, the vacancy shall be filled by the stockholders of the Corporation entitled to elect the director who was removed at the next annual meeting of stockholders or at a special meeting of stockholders called for such purpose, provided, however, that such vacancy may be filled by the affirmative vote of a majority of the remaining directors, subject to approval by the stockholders entitled to elect the director who was removed at the next annual meeting of stockholders or at a special meeting of stockholders called for such purpose. A director so elected to fill a vacancy shall serve for the remainder of the term.
     Section 3. The property and business of the Corporation shall be managed by or under the direction of its board of directors. In addition to the powers and authorities by these bylaws expressly conferred upon it, the board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Corporation’s charter or by these bylaws directed or required to be exercised or done by the stockholders.
     Section 4. Subject to Article VIII, the board of directors shall elect a chairman of the board of directors who shall hold that position until a successor is elected and qualified. The chairman of the board of directors shall preside at meetings of the stockholders and shall set the agenda for meetings of the board of directors.
     Section 5. Regardless of whether the chairman of the board of directors is an Independent Director, the Independent Directors of the board of directors may elect an Independent Director to be the Lead Independent Director. The Lead Independent Director may conduct separate meetings of the Independent Directors and perform other duties appropriate to his or her responsibilities, including: (a) preparing, in consultation with the chairman of the board of directors, committee chairs, and other directors, the agendas for meetings of the board of directors; (b) coordinating the activities of the other Independent Directors; (c) approving, in consultation with other Independent Directors, the retention and compensation of consultants who report directly to the board of directors; (d) reviewing with the chief executive officer (or each co-chief executive officer) such chief executive officer’s performance evaluation conducted by the Independent Directors; (e) presiding at non-management meetings of the Independent Directors and conveying to management directors the results of deliberations among non-management directors; and (f) acting as representative of the non-management for communication with interested parties.
MEETINGS OF THE BOARD OF DIRECTORS
     Section 4. The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, outside the State of Maryland.
     Section 5. Regular meetings of the board of directors may be held at such time and place as shall from time to time be determined by resolution of the board, and no additional notice shall be required.
     Section 6. Special meetings of the board of directors may be called by the chief executive officer, a co-chief executive officer, the president or the chairman of the board of directors on forty-eight hours’ notice to each director, either personally or by mail or by telegram; special meetings shall be called by the chief executive officer, a co-chief executive officer, the president or the secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings shall be called by the chief executive officer, a co-chief executive officer, the president or the secretary in like manner and on like notice on the written request of the sole director.
     Section 7. Unless otherwise restricted by the Corporation’s charter or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.
     Section 8. Unless otherwise restricted by the Corporation’s charter or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     Section 9. By virtue of resolutions adopted by the Board of Directors prior to or at the time of adoption of these Bylaws and designated irrevocable, any business combination (as defined in Section 3-601(e) of the MGCL) between the Corporation and any of its present or future stockholders, or any affiliates or associates of the Corporation or any present or future stockholder of the Corporation, or any other person or entity or group of persons or entities, is exempt from the provisions of Subtitle 6 of Title 3 of the MGCL entitled “Special Voting Requirements,” including, but not limited to, the provisions of Section 3-602 of such Subtitle. The Board of Directors may not revoke, alter or amend such resolution, or otherwise elect to have any business combination of the Corporation be subject to the provisions of Subtitle 6 of Title 3 of the MGCL without the approval of the holders of the issued and outstanding shares of Common Stock of the Corporation by the affirmative vote of a majority of all votes entitled to be cast in respect of such shares of Common Stock.
     Section 10. Notwithstanding any other provision of these bylaws, all actions which the board of directors may take to approve a transaction between (i) the Corporation, ProLogis Property, L.P., a Delaware limited partnership (the “Operating Partnership”), or any subsidiary of the Corporation or the Operating Partnership, on the one hand, and (ii) (a) any executive officer or director of the Corporation, the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership, or (b) any limited partner of the Operating Partnership or (c) any affiliate of the foregoing executive officer, director or limited partner (not including the Corporation, the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership), on the other hand, shall require, for valid approval, the approval of a majority of the Independent Directors; provided, however, that this approval requirement shall not apply to arrangements between the Corporation or the Operating Partnership and any executive officer or director acting in the executive officer’s or director’s position as such, including but not limited to employment agreements and compensation matters.
RESIGNATION FROM THE BOARD OF DIRECTORS
     Section 11. A director may resign at any time upon written notice to the Corporation’s board of directors, chairman of the board of directors, chief executive officer, co-chief executive officer, president or secretary. Any such resignation shall take effect at the time or upon the satisfaction of any condition specified therein or, if no time or condition is specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof (including for example any resignation contemplated by Section 6(b) of Article II), shall not be necessary to make such resignation effective.
COMMITTEES OF DIRECTORS
     Section 12. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each such committee to consist of not less than the minimum number of directors required for committees of the board of directors under the MGCL. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the board of directors, and to the maximum extent permitted under the MGCL, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the charter, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or any other matter requiring the approval of the stockholders of the Corporation, or amending the bylaws of the Corporation; and no such committee shall have the power or authority to authorize or declare a dividend, to authorize the issuance of stock (except that, if the board of directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number or the maximum aggregate offering price of shares to be issued, or both, a committee of the board of directors may, in accordance with that general authorization or any stock option or other plan or program adopted by the board of directors: authorize or fix the terms of stock subject to classification or reclassification, including the designations and any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares; within the limits established by the board of directors, fix the number of any such class or series of stock or authorize the increase or decrease in the number of shares of any series or class; and otherwise establish the terms on which any stock may be issued, including the price and consideration for such stock), or to approve any merger or share exchange, regardless of whether the merger or share exchange requires stockholder approval.
     Section 13. The Corporation shall from and after the incorporation have the following committees, the specific authority and members of which shall be as designated herein, in such committee’s charter or otherwise by resolution of the board of directors:
     (i) An Executive Committee, which shall meet and act separately only if action by the board of directors is required, the board of directors is unavailable, and the matter to be acted upon is time-sensitive.
     (ii) An Audit Committee, which shall consist solely of Independent Directors and which shall engage the independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Corporation’s internal accounting controls.
     (iii) A Compensation Committee, which shall consist solely of Independent Directors and which shall determine compensation for the Corporation’s executive officers, and will review and make recommendations concerning proposals by management with respect to compensation, bonus, employment agreements and other benefits and policies respecting such matters for the executive officers of the Corporation.
     (iv) A Nominating and Governance Committee, which shall, among other things, submit nominations for members of the Board of Directors, recommend composition of the committees of the Board of Directors, review the size and composition of the Board of Directors, review guidelines for corporate governance, provide assistance to the board of directors in reviewing the Corporation’s activities, goals and policies concerning environmental stewardship and social responsibility matters, and conduct annual reviews of the board of directors and the chief executive officer or co-chief executive officers.
     Section 14. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required. The presence of a majority of the total membership of any committee shall constitute a quorum for the transaction of business at any meeting of such committee and the act of a majority of those present shall be necessary and sufficient for the taking of any action thereat.
COMPENSATION OF DIRECTORS
     Section 15. Unless otherwise restricted by the charter of the Corporation or these bylaws, the board of directors shall have the authority to fix the compensation of non-employee directors. The non-employee directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. Officers of the Corporation who are also members of the board of directors shall not be paid any director’s fees.
INDEMNIFICATION
     Section 16. The Corporation shall indemnify, in the manner and to the maximum extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative, or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation or that such person while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. To the maximum extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.

     Neither the amendment nor repeal of this Section 16 of this Article III, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
     The indemnification and reimbursement of expenses provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person against any liability and expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the charter or bylaws of the Corporation, a vote of stockholders or Independent Directors, or otherwise, both as to action in such person’s official capacity as an officer or director and as to action in another capacity, at the request of the Corporation, while acting as an officer or director of the Corporation.
ARTICLE IV
OFFICERS
     Section 1. Subject to Article VIII, the officers of this Corporation shall be chosen by the board of directors and shall include a president, a vice president, a secretary and a treasurer. Subject to Article VIII, the Corporation may also have at the discretion of the board of directors such other officers as are desired, including a chairman of the board, additional vice presidents, a chief executive officer or co-chief executive officers, a chief financial officer, a chief operating officer, one or more managing directors, one or more assistant secretaries and one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article IV. In the event there are two or more vice presidents, then one or more may be designated as executive vice president, senior vice president, vice president/acquisitions or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the charter or these bylaws otherwise provide, except that one individual may not simultaneously hold the office of president and vice president.
     Section 2. The board of directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the Corporation.
     Section 3. Subject to Article VIII, the board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.
     Section 4. The salaries of all officers and agents of the Corporation shall be fixed by the board of directors, provided, however, that the compensation of the Corporation’s executive officers shall be determined by the Compensation Committee.
     Section 5. The officers of the Corporation shall hold office until their successors are chosen and qualify in their stead. Subject to Article VIII, any officer elected or appointed by the board of directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the board of directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the board of directors.
     Section 6. Any officer may resign at any time upon written notice to the Corporation’s board of directors, chairman of the board of directors, chief executive officer, co-chief executive officer, president or secretary. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any such resignation will not prejudice the rights, if any, of the Corporation under any contract to which the officer is a party.
CHIEF EXECUTIVE OFFICER OR CO-CHIEF EXECUTIVE OFFICERS
     Section 7. The chief executive officer or co-chief executive officers shall, subject to the control of the board of directors, have general supervision, direction and control of the business and officers of the Corporation. The chief executive officer or co-chief executive officers shall preside at all meetings of the stockholders and, in the absence of the chairman of the board of directors, or if there be none, at all meetings of the board of directors. The chief executive officer or co-chief executive officers shall have the general powers and duties of management usually vested in the office of chief executive officer of corporations, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.
PRESIDENT
     Section 8. In the absence or disability of the chief executive officer or the co-chief executive officers, as applicable, or the absence of a designation of a chief executive officer or co-chief executive officers, as applicable, by the board of directors, the president shall perform all the duties of the chief executive officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chief executive officer or co-chief executive officers. The president shall have the general powers and duties of management usually vested in the office of president of corporations, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.
CHIEF OPERATING OFFICER
     Section 9. Subject to such supervisory powers, if any, as may be given by the board of directors to the chief executive officer or co-chief executive officers, as applicable and the president, if there be such an officer, the chief operating officer shall, subject to the control of the board of directors, have the supervision, direction and control of the day to day operations of the Corporation. He shall have the general powers and duties of management usually vested in the office of chief operating officer of corporations, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.
VICE PRESIDENTS
     Section 10. In the absence or disability of the chief executive officer or the co-chief executive officers, as applicable, the president, the vice presidents, in order of their rank as fixed by the board of directors, or if not ranked, the vice president designated by the board of directors, shall perform all the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall have such other duties as from time to time may be prescribed by the board of directors or these bylaws.
SECRETARY AND ASSISTANT SECRETARY
     Section 11. The secretary shall attend all sessions of the board of directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the board of directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the bylaws. He shall keep in safe custody the seal of the Corporation, and when authorized by the board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.
     Section 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, or if there be no such determination, the assistant secretary designated by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
CHIEF FINANCIAL OFFICER, TREASURER AND ASSISTANT TREASURERS
     Section 13. The chief financial officer of the Corporation shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the board of directors. He shall disburse the funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as chief financial officer and of the financial condition of the Corporation. If required by the board of directors, he shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the board of directors, for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation. If no other person then be appointed to the position of treasurer of the Corporation, the person holding the office of chief financial officer shall also be the treasurer of the Corporation.
     Section 14. The treasurer or assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, or if there be no such determination, the treasurer or assistant treasurer designated by the board of directors, shall, in the absence or disability of the chief financial officer, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
ARTICLE V
CERTIFICATES OF STOCK
     Section 1. Every holder of stock of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chief executive officer or any co-chief executive officer, the president or a vice president, and countersigned by the secretary or an assistant secretary, or the treasurer or an assistant treasurer of the Corporation, certifying the number of shares of capital stock represented by the certificate owned by such stockholder in the Corporation.
     Section 2. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Such certificates need not be sealed with the corporate seal of the Corporation.
     Section 3. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. In addition, in the event that any stock issued by the Corporation is subject to a restriction on its transferability, the stock certificate shall on its face or back contain a full statement of the restriction or state that the Corporation will furnish information about the restriction to the stockholder on request and without charge.
LOST, STOLEN OR DESTROYED CERTIFICATES
     Section 4. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
TRANSFERS OF STOCK
     Section 5. Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, subject, however, to the Ownership Limit (as defined in the charter of the Corporation) and other restrictions on transferability applicable thereto from time to time.
FIXING RECORD DATE
     Section 6. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date which shall not be more than 90 nor less than 10 days before the date of such meeting, nor more than 90 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 120 days after the original record date.
REGISTERED STOCKHOLDERS
     Section 7. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Maryland.
ARTICLE VI
GENERAL PROVISIONS
DIVIDENDS
     Section 1. Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s charter, if any, may be authorized and declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Corporation’s charter and the MGCL.
     Section 2. Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the directors may abolish any such reserve.
CHECKS
     Section 3. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers as the board of directors may from time to time designate.
FISCAL YEAR
     Section 4. The fiscal year of the Corporation shall be fixed by resolution of the board of directors.
SEAL
     Section 5. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Maryland.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
NOTICES
     Section 6. Whenever, under the provisions of the MGCL or of the charter of the Corporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram, telecopy or cable.
     Section 7. Whenever any notice is required to be given under the provisions of the MGCL or of the charter of the Corporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
ANNUAL STATEMENT
     Section 8. The board of directors may present at each annual meeting of stockholders, and when called for by vote of the stockholders shall present to any annual or special meeting of the stockholders, a full and clear statement of the business and condition of the Corporation.
ARTICLE VII
AMENDMENTS
     Section 1. Except as otherwise set forth in these bylaws, including Article VIII, these bylaws may be altered, amended or repealed or new bylaws may be adopted by the vote of a majority of the board of directors or by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation. Notwithstanding anything to the contrary herein, this Section 1 of Article VII, Section 9 of Article III and Section 10 of Article II hereof may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation.
     Section 2. Notwithstanding anything to the contrary herein, this Section 2 of Article VII, Section 10 of Article III and Section 9 of Article II hereof may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation.
ARTICLE VIII
CERTAIN GOVERNANCE MATTERS
     Section 1. The board of directors has resolved that: (a) Hamid R. Moghadam and Walter C. Rakowich shall serve as the co-chief executive officers of the Corporation, effective as of _________, 2011 and until the earliest to occur of (i) December 31, 2012, (ii) such person’s removal in accordance with Section 2 of this Article VIII or (iii) such person’s death or resignation; (b) Hamid R. Moghadam shall serve as chairman of the board of directors of the Corporation, effective as of _________, 2011 and until the earlier to occur of (i) such person’s removal in accordance with Section 2 of this Article VIII or (ii) such person’s death or resignation; and (c) Walter C. Rakowich’s employment with the Company shall automatically terminate on December 31, 2012, without action by the board of directors or any other person or party, and he shall thereupon retire as co-chief executive officer and as a director of the Corporation, and Hamid R. Moghadam shall then become the sole chief executive officer (and shall remain chairman of the board of directors) of the Corporation.
     Section 2. The affirmative vote of Independent Directors consisting of at least 75% of the Independent Directors shall be required to (a) remove Hamid R. Moghadam as co-chief executive officer, chief executive officer or chairman of the board of directors prior to December 31, 2014; (b) remove Walter C. Rakowich as co-chief executive officer prior to December 31, 2012; (c) appoint any person (other than Hamid R. Moghadam and Walter C. Rakowich) as co-chief executive officer prior to December 31, 2012; (d) appoint any person (other than Hamid R. Moghadam) as chief executive officer or co-chief executive officer on or after December 31, 2012 and prior to December 31, 2014; (e) appoint any person (other than Hamid R. Moghadam) as chairman or co-chairman of the board of directors prior to December 31, 2014; (f) fail to nominate Hamid R. Moghadam as a director of the Corporation in any election of directors where the term of such directorship commences prior to December 31, 2014; (g) fail to nominate Walter C. Rakowich as a director of the Corporation in any election of directors where the term of such directorship commences prior to December 31, 2012; or (h) materially alter, limit or curtail the authority granted pursuant to these bylaws to the chief executive officer, co-chief executive officer or the chairman of the board at any time prior to December 31, 2014. Prior to December 31, 2014, the provisions of this Article VIII may be modified, amended or repealed, and any bylaw provision inconsistent with the provisions of this Section 2 of this Article VIII may be adopted, only by an affirmative vote of at least 75% of the Independent Directors. In the event of any inconsistency between any provision of this Article VIII and any other provision of these bylaws, the provisions of this Article VIII will control.

     The undersigned, Secretary of ProLogis Inc., a Maryland corporation (the “Corporation”), hereby certifies that the foregoing is a full, true and correct copy of the Bylaws of the Corporation with all amendments to the date of this Certificate.
     WITNESS the signature of the undersigned and the seal of the Corporation this ______ day of ________, 2011.
          [•]
          [•]
Secretary

EXHIBIT B TO MERGER AGREEMENT
(1)	Walt Rakowich will retire on December 31, 2012.

(2)	Bill Sullivan will be CFO of NewCo until December 31, 2012, at which time Tom Olinger will succeed Bill Sullivan.